UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2009 Commission file number 001-09553

OR

/ /	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street

New York, New York 10019

(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS

DECEMBER 31, 2009 AND 2008

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2009 and 2008	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2009	3

Notes to financial statements	4 – 19

Schedules
Supplemental Schedules:
Schedule H, line 4a — Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i — Schedule of Assets (Held at End of Year)	S – 2 – S – 16

All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signatures	S – 17

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2009 and December 31, 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 28, 2010

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2009	2008
Assets
Investments, at fair value:
Investments	$3,340,311	$2,920,706
Participant loans	25,652	25,637

Receivables:
Employee contributions	2,036	—
Employer contributions	2,317	1,682
Interest and dividends	6,421	5,236
Due from broker for securities sold	121	600
Total assets	3,376,858	2,953,861

Liabilities
Accrued expenses and other liabilities	1,640	1,093
Due to broker for securities purchased	407	402
Net assets available for benefits, at fair value	3,374,811	2,952,366
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(80,212)	(17,387)
Net assets available for benefits	$3,294,599	$2,934,979

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2009
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$366,727
Interest	76,221
Dividends	7,926

Contributions:
Employee	102,678
Employer	35,897
Rollover	4,546
Total additions	593,995

Deductions from net assets attributed to:
Benefits paid to participants	(229,687)
Plan expenses	(4,688)
Total deductions	(234,375)

Net increase	359,620

Net assets available for benefits, beginning of year	2,934,979

Net assets available for benefits, end of year	$3,294,599

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 — PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and its subsidiaries.

Eligible full-time employees are automatically enrolled in the Plan following the attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they elect not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the Plan administrator by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $221.9 million at December 31, 2009 and $147.6 million at December 31, 2008 and these investments appreciated by $19.9 million for the year ended December 31, 2009.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $171.0 million at December 31, 2009 and $66.2 million at December 31, 2008 and these investments appreciated by $81.0 million for the year ended December 31, 2009.  During the year ended December 31, 2009, the Plan purchased $36.4 million of CBS Corp. common stock and sold $11.0 million of CBS Corp. common stock.

Participant Accounts

Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options.  These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

common stocks and mutual funds, a fixed income fund, consisting of guaranteed investment contracts and synthetic guaranteed investment contracts, and CBS Corp. Class B Common Stock.

The CBS Corp. Common Stock Funds are part of an Employee Stock Ownership Plan (“ESOP”).  As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout.  If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions

The Plan permits participants to contribute up to 15% of annual compensation on a traditional after-tax basis or 50% on a before-tax, Roth 401(k) after-tax or combination basis, subject to the Code limitations set forth below.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board for all participants in the Plan.  For 2009, the Board set the employer’s matching contribution at 60% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested entirely in CBS Corp. Class B Common Stock.  Participants are permitted to immediately transfer their Company matching contributions out of CBS Corp. Class B Common Stock and into any other investment option.

Eligible full-time newly hired employees are immediately eligible to participate in the Plan and deemed to have authorized the Company to make before-tax contributions in the Plan in an amount equal to 5% of the employee’s eligible compensation upon his or her date of hire.  Any such deemed authorization takes effect following the 60th day the employee becomes eligible to participate in the Plan.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

All participants who have attained age 50 before the close of the calendar year are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,500 in 2009.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $16,500 for 2009.  Total compensation considered under the Plan, based on Code limits, may not exceed $245,000 for 2009.  The Code also limits annual aggregate participant and employer contributions to the lesser of $49,000 or 100% of compensation in 2009.  All contributions made to the Plan on an annual basis may be further limited due to certain non-discrimination tests prescribed by the Code.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  Employer matching contributions of approximately $1,239,000 and $1,507,000 were forfeited in 2009 and 2008, respectively.  The Company utilized forfeitures of approximately $559,000 to pay administrative expenses during 2009. There were no forfeitures used to reduce matching contributions during 2009.  As of December 31, 2009 and 2008, the Company had forfeitures of approximately $2,651,000 and $2,106,000, respectively, available to be used as noted above.

Loans

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participants’ then current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 11.50% as of December 31, 2009.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Distributions and Withdrawals

Earnings on both employee and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death. In the event of termination of employment, participants may also elect partial distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each calendar year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance it will be automatically paid in a single lump sum cash payment and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2009, $567,975 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in conformity with accounting standards generally accepted in the United States of America.  Certain previously reported amounts have been reclassified to conform to the current presentation.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  As a result, the Statement of Net Assets Available for Benefits presents the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation and Income Recognition

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices representing the net asset value of the shares held by the Plan. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units.  The common collective funds have daily redemptions and trading terms varying from one to three days.  The common collective funds have no unfunded commitments at December 31, 2009.  The fair value of fixed income securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Participant loans are recorded at cost, which approximates fair value.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation).  Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive traditional and synthetic guaranteed investment contracts through a fixed income fund. The contract value of guaranteed investment contracts and synthetic guaranteed investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits, the net appreciation or depreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments which are presented at fair value.

Payment of Benefits

Benefit payments are recorded when paid.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S.”) requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Adoption of New Accounting Standards

Accounting Standards Codification

In 2009, the FASB established the FASB Accounting Standards Codification as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB.

Derivative Instruments

In 2009, the Plan adopted new FASB guidance which requires enhanced disclosures about derivative instruments and hedging activities.  (See Note 6.)

Fair Value Measurements

Effective January 1, 2008, the Plan adopted new FASB guidance for its financial assets and liabilities which establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements.  During August 2009, the FASB issued further guidance on how to measure the fair value of a liability.  This guidance did not have a material effect on the Plan’s financial statements.

In 2009, the Plan adopted amended FASB guidance for the fair value measurement of investments that calculate NAV per share.  This guidance permits, in certain circumstances, the measurement of the fair value of an investment on the basis of NAV per share of the investment.  This guidance also requires disclosure by major category of investment about the attributes of investments and the investment strategies of the investees.  This guidance did not have a material effect on the Plan’s financial statements.

During 2009, the Plan adopted new FASB guidance which requires enhanced disclosures around major security types and changes in valuation techniques and related inputs, if any, during the period.  (See Note 5.)

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Subsequent Events

In 2009, the Plan adopted new FASB guidance for subsequent events.  This guidance establishes general standards of accounting for and disclosure of events that occur after the date of the Statement of Net Assets Available for Benefits but before the financial statements are issued or available to be issued.

Recent Pronouncements

In January 2010, the FASB issued guidance which requires enhanced disclosures about transfers between levels of the three-level fair value hierarchy, requires separate disclosures of purchases, sales, issuances, and settlements in the rollforward of activity relating to Level 3 fair value measurements, and provides clarification of existing fair value disclosures.  This guidance is effective for the Plan’s annual reporting period ending December 31, 2010, except for the requirement to provide expanded disclosure in the rollforward of activity of Level 3 fair value measurements, which will be effective for the Plan’s annual reporting period ending December 31, 2011.  The Plan Administrator is currently evaluating the impact of this guidance on the Plan’s financial statements.

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit.  Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 4 – INVESTMENTS

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2009	2008
BlackRock S&P 500 Index Fund (a)	$469,994	$390,229
CBS Corporation Class B Common Stock	$170,607	$67,213
Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance MDA00930TR	$504,295	$485,614
JPMorgan Chase Bank ACBS-01	$418,786	$398,691
Natixis Financial Products, Inc. No. 1222-01	$326,867	$312,035
State Street Bank and Trust Co. No. 108002	$238,606	$264,178
Natixis Financial Products, Inc. No. 1222-02	$181,951	$201,429

(a)           Formerly known as Barclays Global Investors S&P 500 Index Fund.

During the year ended December 31, 2009 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated as follows:

Common collective funds	$199,464
Separately managed accounts	61,515
Common stock	86,018
Mutual funds	19,229
Other	501
Net appreciation in fair value of investments	$366,727

Investment Contracts

The Plan invests in guaranteed investment contracts and synthetic guaranteed investment contracts. As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, a deposit in the fund is used by the issuer to purchase investments that are held in the issuer’s general accounts.  The issuer is contractually obligated to repay the principal and a specified rate of interest guaranteed to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise. A synthetic guaranteed investment contract provides for guaranteed returns of principal over a specified period of time through benefit-responsive wrapper contracts, issued by a third party insurance company or bank, which are backed by underlying assets.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The interest crediting rate reflects the rate earned by participants for the underlying investments.  The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate.  Interest crediting rates are typically reset on a monthly or quarterly basis and all wrapper contract issuers provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, the returns generated by the fixed income investments that back the contract and the duration of the underlying investments backing the contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value.  These events include plan termination, a material adverse change to the provisions of the plan, an employer election to withdraw from the contract to switch to a different investment provider or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a clone contract. The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2009 and 2008, guaranteed investment contracts and synthetic guaranteed investment contracts at contract value of $1,713,578,104 and $1,812,794,136, respectively, had fair values in the aggregate of $1,793,790,470 and $1,830,181,137, respectively.  The fair value of wrapper contracts was $4,476,517 and $3,034,164 at December 31, 2009 and 2008, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2009	2008
Based on actual earnings	3.0%	4.5%
Based on interest rate credited to participants	4.0%	4.3%

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The following table presents the fair value of the assets, by type, that support the Plan’s synthetic guaranteed investment contracts held in the fixed income fund at December 31, 2009 and 2008.

	At December 31,
	2009	2008
Cash and cash equivalents	$88	$99,868
Money market funds	39,970	32,696
Common collective funds	534,899	432,011
Fixed income	1,153,629	1,232,995
Futures	1,081	—
Options	(1,878)	—
Swaps	587	(15,667)
Wrapper value	4,477	3,034
Net receivables (payables)	15,967	(70,607)
Synthetic guaranteed investment contracts	$1,748,820	$1,714,330

NOTE 5 - FAIR VALUE MEASUREMENTS

The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2009 and 2008.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset.  For the year ended December 31, 2009, the Plan adopted new FASB guidance which requires enhanced disclosures around major security types.  As a result, the presentation for the table at December 31, 2008 does not reflect the adoption of this guidance.  See Note 2 for the valuation methodology used to measure the fair value of these investments.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2009	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds	$—	$65,541	$—	$65,541
Guaranteed investment contracts	—	—	44,970	44,970
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net receivables	13,752	2,303	—	16,055
Money market funds	—	39,970	—	39,970
Common collective funds (a)	—	534,899	—	534,899
U.S. Treasury securities	277,436	—	—	277,436
Government related securities	—	248,858	—	248,858
Corporate bonds	—	390,201	—	390,201
Mortgage-backed and asset-backed securities	—	237,134	—	237,134
Futures (b)	1,081	—	—	1,081
Options (b)	—	(1,878)	—	(1,878)
Swaps (b)	—	587	—	587
Wrapper value	—	—	4,477	4,477
Common collective funds:
S&P 500 index fund (c)	—	469,994	—	469,994
Target date retirement funds (d)	—	199,976	—	199,976
Emerging markets equity fund	—	104,703	—	104,703
General bond index fund	—	93,111	—	93,111
International equity fund	—	86,582	—	86,582
Separately managed accounts:
Wellington Growth Portfolio (e)	105,666	999	—	106,665
Dodge & Cox Value Equity Fund (e)	85,784	3,496	—	89,280
Mellon Capital Mid Cap Stock Fund (f)	59,034	565	—	59,599
Common stock:
CBS Corp. Common Stock	171,001	—	—	171,001
Other Common Stock	13,968	—	—	13,968
Registered investment companies (g)	76,089	—	—	76,089
Money market funds	—	9,213	—	9,213
Participant loans	—	—	25,652	25,652
Other	799	—	—	799
Total	$804,610	$2,486,254	$75,099	$3,365,963

(a)   Primarily invested in mortgage-backed and U.S. government fixed income securities.

(b)   See Note 6 for asset and liability positions of derivative financial instruments.

(c)   Primarily invested in large capitalization equities.

(d)   Primarily invested in a mix of equities and bonds based on target retirement year.

(e)   Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds.

(f)   Primarily invested in mid capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds.

(g)   Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2008	Level 1	Level 2	Level 3	Total
Common collective funds	$—	$740,077	$—	$740,077
Separately managed accounts:
Wellington Growth Portfolio (a)	78,601	681	—	79,282
Dodge & Cox Value Equity Fund (a)	66,343	2,630	—	68,973
Mellon Capital Mid Cap Stock Fund (b)	42,439	232	—	42,671
Common stock	74,282	—	—	74,282
Mutual funds	53,400	31,048	—	84,448
Guaranteed investment contracts	—	—	115,851	115,851
Synthetic guaranteed investment contracts	204,323	1,506,973	3,034	1,714,330
Participant loans	—	—	25,637	25,637
Other	792	—	—	792
Total	$520,180	$2,281,641	$144,522	$2,946,343

(a)           Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds.

(b)          Primarily invested in mid capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds.

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2009.

	Guaranteed Investment Contracts	Wrapper Value	Participant Loans
At January 1, 2009	$115,851	$3,034	$25,637
Actual return on investments:
Related to investments held at end of year	1,454	1,443	—
Related to investments sold during the year	3,103	—	—
Purchases, sales, issuances and settlements, net	(75,438)	—	15
At December 31, 2009	$44,970	$4,477	$25,652

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 6 - FINANCIAL INSTRUMENTS

As part of their investment strategy, the managers of certain of the Plan’s investment funds may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate swaps, futures and options.  There is exposure to credit loss in the event of nonperformance by counterparties to derivative transactions.  The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding swap contracts was $51.4 million at December 31, 2009 and $266.1 million at December 31, 2008.  The notional amount of outstanding futures contracts was $25.1 million at December 31, 2009 and $717.0 million at December 31, 2008.

The fair value of derivative financial instruments recorded on the Statement of Net Assets Available for Benefits at December 31, 2009 was as follows:

	Fair Value	Statement of Net Assets Available for Benefits Account

Asset position:
Interest rate futures	$1,509	Investments
Interest rate options	$531	Investments
Interest rate swaps	$895	Investments

Liability position:
Interest rate futures	$(428)	Investments
Interest rate options	$(2,409)	Investments
Interest rate swaps	$(308)	Investments

Gains (losses) recognized on derivative financial instruments were as follows:

	Twelve Months Ended December 31, 2009	Financial Statement Account

Interest rate futures	$(1,384)	Net appreciation in fair value of investments
Interest rate options	$635	Net appreciation in fair value of investments
Interest rate swaps	$(4,414)	Net appreciation in fair value of investments

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 7 - INCOME TAX STATUS

The Internal Revenue Service issued a favorable determination letter dated May 20, 2003, that the Plan continues to satisfy the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan has been amended since receiving the determination letter, was restated effective January 1, 2008 and the restated Plan has subsequently been amended.  The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  On February 2, 2009, the restated Plan was submitted to the Internal Revenue Service for routine periodic review and to obtain an updated determination letter.

NOTE 8 – TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.

In the event of Plan termination, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2009	2008

Net assets available for benefits per the financial statements	$3,294,599	$2,934,979
Amounts allocated to withdrawing participants	(452)	(309)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	80,212	17,387
Net assets available for benefits per the Form 5500	$3,374,359	$2,952,057

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2009

Net increase in net assets available for benefits per the financial statements	$359,620
Less: Amounts allocated to withdrawing participants at December 31, 2009	(452)
Add: Amounts allocated to withdrawing participants at December 31, 2008	309
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2009	80,212
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2008	(17,387)
Net increase in net assets available for benefits per the Form 5500	$422,302

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2009, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2009

(Dollars in thousands)

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary Fiduciary Correction Program (VFCP) and Prohibited Transaction Exemption 2002-51
Check Here

If Late Participant Loan Repayments Are Included	Contributions Not Corrected	Contributions Corrected Outside National Family Caregiver Program	Contributions Pending Correction in VFCP
$5	-	-	$5	-

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2009

(Dollars in thousands)

		Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost(3)	Current Value	Wrapper Value

		Self Directed Accounts			$24,116	$-

		Corporate Common Stock
*		CBS Corporation Class A Common Stock			394	-
*		CBS Corporation Class B Common Stock			170,607	-

		Total Corporate Common Stock			171,001	-

		Mutual Funds
		DFA U.S. Small Cap Fund			72,269	-
*		Dreyfus Government Cash Management Fund			69,225	-

		Total Mutual Funds			141,494	-

		Common Collective Funds
		BlackRock S&P 500 Index Fund			469,994	-
		Capital Guardian Emerging Markets Equity Fund			104,703	-
*		BNY Mellon Aggregate Bond Index Fund			93,111	-
		Capital Guardian International Equity Fund			86,582	-
		BlackRock LifePath 2020 Fund			76,945	-
		BlackRock LifePath 2040 Fund			50,161	-
		BlackRock LifePath 2010 Fund			28,096	-
		BlackRock LifePath 2035 Fund			10,224	-
		BlackRock LifePath Retirement Fund			8,641	-
		BlackRock LifePath 2030 Fund			8,460	-
		BlackRock LifePath 2015 Fund			5,792	-
		BlackRock LifePath 2025 Fund			5,141	-
		BlackRock LifePath 2050 Fund			3,275	-
		BlackRock LifePath 2045 Fund			3,241	-

		Total Common Collective Funds			954,366	-

		Separately Managed Accounts
	(1)	Wellington Growth Portfolio			106,665	-
	(1)	Dodge & Cox Value Equity Fund			89,280	-
*	(1)	Mellon Capital Mid Cap Stock Fund			59,599	-

		Total Separately Managed Accounts			255,544	-

		Guaranteed Investment Contracts, at contract value
		Prudential Insurance Company of America
		G-10112-215	12/10/2013 and 5.09%		21,549	-
		Jackson National Life Insurance Company
		G-1378-4	12/2/2013 and 5.32%		21,524	-

		Total Guaranteed Investment Contracts			43,073	-

		Synthetic Guaranteed Investment Contracts, at contract value
	(2)	Monumental Life Insurance Company
		MDA00930TR	evergreen and variable %		504,295	-
	(2)	JPMorgan Chase Bank
		ACBS-01	evergreen and variable %		418,786	-
	(2)	Natixis Financial Products, Inc.
		No. 1222-01	evergreen and variable %		326,867	-
	(2)	State Street Bank and Trust Co.
		No. 108002	evergreen and variable %		238,606	-
	(2)	Natixis Financial Products, Inc.
		No. 1222-02	evergreen and variable %		181,951	-

		Total Synthetic Guaranteed Investment Contracts			1,670,505	-

*		Loans to Participants	Maturity dates through 2034 and interest rates ranging from 4.25% to 11.50%		25,652	-

		Total Assets			3,285,751	-

		Adjustment from contract value to fair value for fully benefit-responsive investment contracts			80,212	4,477

		Total Assets, at fair value			$3,365,963	$4,477

* Identified as a party-in-interest to the Plan.

(1) Refer to Attachment A for listing of assets relating to these contracts.
(2) Refer to Attachment B for listing of assets relating to these contracts.
(3) There are no non-participant directed investments.

Attachment A

(In thousands)

			Current
Identity of Issuer	Description	Cost	Value
ACCENTURE PLC IRELAND SHS CL A	COMMON STOCK		$1,199
ALTERA CORP COM	COMMON STOCK		1,073
AMAZON.COM INC COM	COMMON STOCK		1,496
ANALOG DEVICES INC COM	COMMON STOCK		1,349
APOLLO GROUP INC CL A	COMMON STOCK		1,869
APPLE INC	COMMON STOCK		4,264
BARRICK GOLD CORP	COMMON STOCK		961
BEST BUY INC COM	COMMON STOCK		1,123
BHP BILLITON LTD	COMMON STOCK		1,294
BMC SOFTWARE INC COM	COMMON STOCK		937
BOEING CO COM	COMMON STOCK		1,354
CATERPILLAR INC	COMMON STOCK		279
CISCO SYS INC COM	COMMON STOCK		4,049
COACH INC COM	COMMON STOCK		2,141
CONSOL ENERGY INC COM	COMMON STOCK		1,235
COVIDIEN PLC SHS	COMMON STOCK		1,220
CUMMINS INC COM	COMMON STOCK		1,158
D R HORTON INC	COMMON STOCK		282
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		999
EATON CORP	COMMON STOCK		703
EBAY INC COM	COMMON STOCK		1,105
EMC CORP MASS	COMMON STOCK		1,607
FEDEX CORP COM	COMMON STOCK		1,986
FREEPORT MCMORAN COPPER & GOLD	COMMON STOCK		1,066
GENERAL DYNAMICS CORP COM	COMMON STOCK		1,826
GOLDMAN SACHS GROUP INC COM	COMMON STOCK		2,132
GOOGLE INC CL A	COMMON STOCK		3,645
HALLIBURTON CO COM	COMMON STOCK		1,583
HARLEY DAVIDSON INC COM	COMMON STOCK		1,236
HARTFORD FINL SVCS GROUP INC	COMMON STOCK		2,924
HESS CORP	COMMON STOCK		1,581
ILLINOIS TOOL WKS INC COM	COMMON STOCK		1,448
INTERNATIONAL GAME TECHNOLOGY	COMMON STOCK		1,765
ITAU UNIBANCO HOLDING SA	COMMON STOCK		1,010
JOHNSON CTLS INC COM	COMMON STOCK		1,125
JUNIPER NETWORKS INC COM	COMMON STOCK		1,524
LINCOLN NATL CORP IND COM	COMMON STOCK		1,008
LOWES COS INC COM	COMMON STOCK		1,345
MASCO CORP COM	COMMON STOCK		542
MASTERCARD INC CL A	COMMON STOCK		1,508
MCAFEE INC	COMMON STOCK		1,030
MGM MIRAGE	COMMON STOCK		1,089
MICROSOFT CORP COM	COMMON STOCK		4,327
MOODYS CORP COM	COMMON STOCK		1,877
MOSAIC CO	COMMON STOCK		1,229
NATIONAL OILWELL VARCO INC	COMMON STOCK		1,602
NETAPP INC COM	COMMON STOCK		2,931
ORACLE CORPORATION COM	COMMON STOCK		3,653
PACCAR INC	COMMON STOCK		1,762
PETROLEO BRASILEIRO SA	COMMON STOCK		741
PRECISION CASTPARTS CORP	COMMON STOCK		2,322
QUALCOMM INC	COMMON STOCK		2,598
SCHLUMBERGER LTD COM	COMMON STOCK		2,625
SIEMENS AG SPONSORED ADR	COMMON STOCK		1,207
STAPLES INC COM	COMMON STOCK		1,879
SUNTRUST BKS INC	COMMON STOCK		989
TARGET CORP COM	COMMON STOCK		1,320
TEVA PHARMACEUTICAL INDS ADR	COMMON STOCK		881
TEXAS INSTRS INC COM	COMMON STOCK		1,629
TRANSOCEAN LTD ZUG NAMEN-AKT	COMMON STOCK		874
UBS AG SHS NEW	COMMON STOCK		1,033
VERISIGN INC COM	COMMON STOCK		751
VIACOM INC NEW CL B	COMMON STOCK		1,143
VISA INC COM CL A	COMMON STOCK		1,150
WELLS FARGO & CO NEW COM	COMMON STOCK		2,444
WESTERN UN CO COM	COMMON STOCK		1,384
YAHOO INC	COMMON STOCK		1,244
	WELLINGTON GROWTH PORTFOLIO		$106,665

AEGON N V AMERICAN NY REGISTRY	COMMON STOCK		$289
AMGEN INC	COMMON STOCK		2,404
AOL INC	COMMON STOCK		296
AUTODESK INC COM	COMMON STOCK		155
BAKER HUGHES INC COM	COMMON STOCK		1,783
BANK NEW YORK MELLON CORP COM	COMMON STOCK		1,035
BB&T CORP COM	COMMON STOCK		637
BMC SOFTWARE INC COM	COMMON STOCK		702
BOSTON SCIENTIFIC CORP COM	COMMON STOCK		945
CADENCE DESIGN SYS INC COM	COMMON STOCK		150
CAPITAL ONE FINL CORP	COMMON STOCK		2,500
CARDINAL HEALTH INC COM	COMMON STOCK		222
CAREFUSION CORP	COMMON STOCK		563
CARMAX INC	COMMON STOCK		364
CATERPILLAR INC	COMMON STOCK		541
CEMEX SAB DE CV SPONS ADR NEW	COMMON STOCK		404
CHEVRON CORPORATION COM	COMMON STOCK		1,622
CITRIX SYS INC COM	COMMON STOCK		1,040
COMCAST CORP NEW CL A	COMMON STOCK		2,792
COMPUTER SCIENCES CORP COM	COMMON STOCK		938
COMPUWARE CORP	COMMON STOCK		434
COVIDIEN PLC SHS	COMMON STOCK		742
CREDIT SUISSE GROUP SPON ADR	COMMON STOCK		315
DIAGEO PLC SPONSORED ADR NEW	COMMON STOCK		222
DIRECTV COM CL A	COMMON STOCK		276
DISH NETWORK CORP CL A	COMMON STOCK		363
DOMTAR CORP COM NEW	COMMON STOCK		139
DOW CHEM CO COM	COMMON STOCK		1,851
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		3,496
EATON CORP	COMMON STOCK		732
EBAY INC COM	COMMON STOCK		1,295
ELECTRONIC ARTS	COMMON STOCK		302
ERICSSON L M TEL CO ADR CL B	COMMON STOCK		501
FEDEX CORP COM	COMMON STOCK		2,120
GENERAL ELEC CO COM	COMMON STOCK		2,496
GENWORTH FINL INC	COMMON STOCK		170
GLAXOSMITHKLINE PLC SPONSORED	COMMON STOCK		2,112
HEWLETT PACKARD CO COM	COMMON STOCK		4,327
HITACHI LTD ADR 10	COMMON STOCK		319
HOME DEPOT INC COM	COMMON STOCK		1,620
HSBC HLDG PLC SPON ADR NEW	COMMON STOCK		700
INTERPUBLIC GROUP COS INC COM	COMMON STOCK		406
KONINKLIJKE PHILIPS ELECTRS NV	COMMON STOCK		265
LEGG MASON INC	COMMON STOCK		377
LIBERTY GLOBAL INC	COMMON STOCK		164
LIBERTY GLOBAL INC COM SER A	COMMON STOCK		88
LIBERTY MEDIA HLDG CORP	COMMON STOCK		759
LIBERTY MEDIA-STARZ SR A-W/I	COMMON STOCK		38
LOEWS CORP COM	COMMON STOCK		636
MACYS INC COM	COMMON STOCK		587
MAXIM INTEGRATED PRODS INC COM	COMMON STOCK		913
MEDTRONIC INC COM	COMMON STOCK		484

Attachment A

(In thousands)

			Current
Identity of Issuer	Description	Cost	Value
MERCK & CO INC NEW	COMMON STOCK		2,656
MOLEX INC CL A	COMMON STOCK		478
MOTOROLA INC COM	COMMON STOCK		2,134
NEWS CORPORATION CL A	COMMON STOCK		2,426
NOKIA CORP SPON ADR SER A COM	COMMON STOCK		360
NOVARTIS AG SPON ADR	COMMON STOCK		2,014
OCCIDENTAL PETE CORP COM	COMMON STOCK		2,294
PANASONIC CORP ADR	COMMON STOCK		1,053
PFIZER INC	COMMON STOCK		1,866
PITNEY BOWES INC COM	COMMON STOCK		569
ROYAL DUTCH SHELL PLC	COMMON STOCK		721
SANOFI-AVENTIS ADR	COMMON STOCK		1,571
SCHLUMBERGER LTD COM	COMMON STOCK		1,627
SLM CORP	COMMON STOCK		515
SONY CORP AMERN SH NEW ADR	COMMON STOCK		1,319
SPRINT NEXTEL CORP COM SER 1	COMMON STOCK		996
STATE STREET CORP	COMMON STOCK		148
SUNTRUST BKS INC	COMMON STOCK		558
SYMANTEC CORP COM	COMMON STOCK		572
SYNOPSYS INC COM	COMMON STOCK		446
THERMO FISHER SCIENTIFIC	COMMON STOCK		100
TIME WARNER CABLE INC COM	COMMON STOCK		1,134
TIME WARNER INC NEW COM NEW	COMMON STOCK		2,088
TRAVELERS COS INC COM	COMMON STOCK		997
TYCO ELECTRONICS LTD	COMMON STOCK		675
TYCO INTERNATIONAL LTD SHS	COMMON STOCK		771
UNITEDHEALTH GROUP INC COM	COMMON STOCK		1,494
US BANCORP DEL COM NEW	COMMON STOCK		394
VODAFONE GROUP PLC NEW	COMMON STOCK		693
VULCAN MATLS CO COM	COMMON STOCK		384
WAL MART STORES INC COM	COMMON STOCK		914
WALGREEN CO	COMMON STOCK		918
WELLPOINT INC	COMMON STOCK		1,766
WELLS FARGO & CO NEW COM	COMMON STOCK		2,729
XEROX CORP COM	COMMON STOCK		1,269
	DODGE & COX VALUE EQUITY FUND		$89,280

AARON’S INC	COMMON STOCK		$255
ACI WORLDWIDE INC COM	COMMON STOCK		81
ADVANCED AUTO PTS INC	COMMON STOCK		559
ADVENT SOFTWARE INC	COMMON STOCK		191
AEROPOSTALE INC	COMMON STOCK		242
AGL RES INC	COMMON STOCK		303
ALEXANDER & BALDWIN INC	COMMON STOCK		264
ALEXANDRIA REAL ESTATE	COMMON STOCK		418
AMERICAN FINL GROUP INC OHIO	COMMON STOCK		576
AMERICAN MED SYS HLDGS INC COM	COMMON STOCK		77
AMERICREDIT CORP COM	COMMON STOCK		625
ANIXTER INTL INC COM	COMMON STOCK		99
ARRIS GROUP INC COM	COMMON STOCK		448
ASHLAND INC NEW	COMMON STOCK		166
ATMOS ENERGY CORP	COMMON STOCK		59
AVNET INC COM	COMMON STOCK		480
BANCORPSOUTH INC	COMMON STOCK		192
BANK OF HAWAII CORP	COMMON STOCK		480
BARNES & NOBLE INC COM	COMMON STOCK		296
BARRETT BILL CORP	COMMON STOCK		96
BERKLEY W R CORP COM	COMMON STOCK		286
BRINKER INTL INC COM	COMMON STOCK		203
BRINKS CO	COMMON STOCK		514
BROADRIDGE FINL SOLUTIONS INC	COMMON STOCK		810
BROWN & BROWN INC COM	COMMON STOCK		275
BRUKER CORPORATION	COMMON STOCK		113
BUCYRUS INTERNATIONAL INC	COMMON STOCK		671
CABOT CORP COM	COMMON STOCK		184
CACI INTL INC CL A	COMMON STOCK		327
CARLISLE COS INC COM	COMMON STOCK		695
CARTER HLDGS INC	COMMON STOCK		53
CHARLES RIV LABORATORIES INTL	COMMON STOCK		155
CHEESECAKE FACTORY (THE)	COMMON STOCK		820
CHICOS FAS INC COM	COMMON STOCK		107
COMMUNITY HEALTH SYS INC NEW	COMMON STOCK		363
CON-WAY INC	COMMON STOCK		73
COPART INC	COMMON STOCK		158
CORINTHIAN COLLEGES INC COM	COMMON STOCK		78
COVENTRY HEALTH CARE INC COM	COMMON STOCK		292
CREE INC COM	COMMON STOCK		806
CULLEN FROST BANKERS INC COM	COMMON STOCK		60
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK		418
DIEBOLD INC	COMMON STOCK		242
DIGITAL RLTY TR INC	COMMON STOCK		60
DOLLAR TREE INC COM	COMMON STOCK		681
DONALDSON INC	COMMON STOCK		132
DPL INC COM	COMMON STOCK		580
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		565
DUKE REALTY CORPORATION	COMMON STOCK		275
DYCOM INDS INC	COMMON STOCK		214
EMCOR GROUP INC COM	COMMON STOCK		172
ENCORE ACQUISITION CO COM	COMMON STOCK		451
ENDO PHARMACEUTICALS HLDGS INC	COMMON STOCK		509
ENERGEN CORP	COMMON STOCK		852
ENERGIZER HLDGS INC COM	COMMON STOCK		55
EV3 INC COM	COMMON STOCK		88
EVEREST RE GROUP INC COM	COMMON STOCK		608
F5 NETWORK INC COM	COMMON STOCK		450
FACTSET RESH SYS INC	COMMON STOCK		487
FAIR ISAAC INC COM	COMMON STOCK		546
FAIRCHILD SEMICONDUCTOR INTL	COMMON STOCK		96
FLOWSERVE CORP COM	COMMON STOCK		57
FOOT LOCKER INC COM	COMMON STOCK		480
FOSSIL INC COM	COMMON STOCK		292
FRONTIER OIL CORP COM	COMMON STOCK		124
GARTNER INC COM	COMMON STOCK		444
GATX CORP COM	COMMON STOCK		58
GENTEX CORP COM	COMMON STOCK		311
GRACE WR & CO DEL NEW COM	COMMON STOCK		74
GRANITE CONSTR INC COM	COMMON STOCK		229
HARRIS CORP DEL COM	COMMON STOCK		147
HARSCO CORP	COMMON STOCK		219
HARTE-HANKS INC COM	COMMON STOCK		104
HCC INS HLDGS INC COM	COMMON STOCK		548
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK		106
HEWITT ASSOCS INC	COMMON STOCK		114
HNI CORP	COMMON STOCK		88
HOLOGIC INC COM	COMMON STOCK		128
HORMEL FOODS CORP COM	COMMON STOCK		365
HOSPITALITY PPTYS TR COM SHS	COMMON STOCK		593
HUBBELL INC CL B	COMMON STOCK		653
HUNTSMAN CORP	COMMON STOCK		454
IDACORP INC COM	COMMON STOCK		141
IMS HEALTH INC COM	COMMON STOCK		42

Attachment A

(In thousands)

			Current
Identity of Issuer	Description	Cost	Value
INTERDIGITAL INC PA COM	COMMON STOCK		74
INTERNATIONAL BANCSHARES CORP	COMMON STOCK		382
INTERNATIONAL SPEEDWAY CORP CL	COMMON STOCK		185
INTERSIL CORP CL A	COMMON STOCK		120
ITT EDL SVCS INC COM	COMMON STOCK		614
JACOBS ENGR GROUP INC COM	COMMON STOCK		64
JOY GLOBAL INC	COMMON STOCK		784
KINETIC CONCEPTS INC	COMMON STOCK		471
KIRBY CORP COM	COMMON STOCK		125
KNIGHT CAP GROUP INC	COMMON STOCK		163
LANCASTER COLONY CORP COM	COMMON STOCK		611
LANDSTAR SYS INC COM	COMMON STOCK		454
LIBERTY MEDIA HLDG CORP CAP	COMMON STOCK		74
LIBERTY PPTY TR SHS BEN INT	COMMON STOCK		237
LIFE TIME FITNESS INC	COMMON STOCK		70
LIFEPOINT HOSPS INC COM	COMMON STOCK		81
LKQ CORP	COMMON STOCK		61
M D C HLDGS INC	COMMON STOCK		143
MACERICH CO COM	COMMON STOCK		480
MACK CALI RLTY CORP COM	COMMON STOCK		577
MANPOWER INC WIS	COMMON STOCK		65
MANTECH INTERNATIONAL CORP	COMMON STOCK		135
MARINER ENERGY INC COM	COMMON STOCK		116
MARVEL ENTMT INC	COMMON STOCK		178
MDU RESOURCES GROUP INC	COMMON STOCK		354
MFA FINANCIAL INC	COMMON STOCK		234
MICROS SYS INC COM	COMMON STOCK		74
MICROSEMI CORP	COMMON STOCK		107
MILLIPORE CORP COM	COMMON STOCK		289
MINERALS TECHNOLOGIES INC COM	COMMON STOCK		501
NEUSTAR INC CL A	COMMON STOCK		69
NEW YORK CMNTY BANCORP INC	COMMON STOCK		251
NEWALLIANCE BANCSHARES INC	COMMON STOCK		312
NEWFIELD EXPL CO COM	COMMON STOCK		270
NSTAR COM	COMMON STOCK		210
NV ENERGY INC COM	COMMON STOCK		264
OCEANEERING INTL INC COM	COMMON STOCK		293
OMNICARE INC COM	COMMON STOCK		537
OSHKOSH CORP COM	COMMON STOCK		630
OSI PHARMACEUTICALS INC COM	COMMON STOCK		84
PACTIV CORP COM	COMMON STOCK		280
PATTERSON UTI ENERGY INC COM	COMMON STOCK		138
PENTAIR INC COM	COMMON STOCK		68
PEPSIAMERICAS INC COM	COMMON STOCK		108
PETSMART INC	COMMON STOCK		486
PLAINS EXPLORATION & PRODTN	COMMON STOCK		434
PLANTRONICS INC	COMMON STOCK		86
POLYCOM INC	COMMON STOCK		137
POTLATCH CORP NEW COM	COMMON STOCK		236
PRIDE INTL INC DEL COM	COMMON STOCK		160
PULTE HOMES INC COM	COMMON STOCK		170
QUEST SOFTWARE INC COM	COMMON STOCK		109
RAYMOND JAMES FINL INC COM	COMMON STOCK		521
RAYONIER INC COM	COMMON STOCK		135
REGAL ENTMT GROUP CL A	COMMON STOCK		130
REGENCY CTRS CORP COM	COMMON STOCK		98
REGIS CORP MINN	COMMON STOCK		223
REINSURANCE GROUP AMER INC COM	COMMON STOCK		95
RELIANCE STL & ALUM CO	COMMON STOCK		730
RENT A CTR INC NEW COM	COMMON STOCK		64
RESMED INC	COMMON STOCK		685
ROPER INDS INC NEW COM	COMMON STOCK		136
ROSS STORES INC COM	COMMON STOCK		833
SCHEIN HENRY INC COM	COMMON STOCK		658
SCHOLASTIC CORP COM	COMMON STOCK		322
SEACOR HOLDINGS INC COM	COMMON STOCK		214
SEI INVESTMENT CO COM	COMMON STOCK		604
SHAW GROUP INC COM	COMMON STOCK		244
SKYWORKS SOLUTIONS INC	COMMON STOCK		216
SMITHFIELD FOODS INC COM	COMMON STOCK		351
SOUTHERN UN CO NEW	COMMON STOCK		481
SPX CORP	COMMON STOCK		498
STANCORP FINL GROUP INC COM	COMMON STOCK		688
STEEL DYNAMICS INC COM	COMMON STOCK		74
STERIS CORP COM	COMMON STOCK		338
SYBASE INC COM	COMMON STOCK		605
SYNIVERSE HLDGS INC	COMMON STOCK		70
SYNOPSYS INC COM	COMMON STOCK		766
TECH DATA CORP COM	COMMON STOCK		1,036
TECHNE CORP COM	COMMON STOCK		699
TELEFLEX INC COM	COMMON STOCK		356
TELEPHONE & DATA SYS INC COM	COMMON STOCK		600
TEMPLE INLAND INC COM	COMMON STOCK		836
TERRA INDS INC	COMMON STOCK		196
TESSERA TECHNOLOGIES INC	COMMON STOCK		107
TETRA TECH INC NEW	COMMON STOCK		109
THOR INDS INC COM	COMMON STOCK		69
TIBCO SOFTWARE INC COM	COMMON STOCK		81
TIDEWATER INC COM	COMMON STOCK		412
TIMKEN CO	COMMON STOCK		398
TRUSTMARK CORP	COMMON STOCK		196
UGI CORP NEW COM	COMMON STOCK		464
UMB FINL CORP	COMMON STOCK		71
UNITED RENTALS INC COM	COMMON STOCK		67
UNITED STATES CELLULAR CORP	COMMON STOCK		182
UNIVERSAL CORP VA	COMMON STOCK		438
UNIVERSAL HEALTH SVCS INC CL B	COMMON STOCK		153
URS CORP NEW	COMMON STOCK		605
VALEANT PHARMACEUTICALS INTL	COMMON STOCK		540
VALMONT INDS INC COM	COMMON STOCK		141
VALSPAR CORP	COMMON STOCK		383
VERTEX PHARMACEUTICALS INC COM	COMMON STOCK		111
VISHAY INTERTECHNOLOGY INC	COMMON STOCK		74
WARNACO GROUP INC	COMMON STOCK		523
WEINGARTEN RLTY INVS SH BEN	COMMON STOCK		317
WGL HLDGS INC COM	COMMON STOCK		295
WILLIAMS SONOMA INC COM	COMMON STOCK		66
WORLD FUEL SVC CORP	COMMON STOCK		488
WORTHINGTON INDS INC COM	COMMON STOCK		311
WYNDHAM WORLDWIDE CORP COM	COMMON STOCK		139
	MELLON CAPITAL MID CAP STOCK FUND		$59,599

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
3M CO MTN B/E TR 00005	4.375% 08/15/2013 DD 08/21/08	CORPORATE DEBT INSTRUMENTS	$1,163
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 10	OTHER INVESTMENTS	(93)
90DAY EURODOLLAR FUTURE (CME)	EXP MAR 10	OTHER INVESTMENTS	1,006
ABBEY NATL TREASURY SERV 144A	3.875% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	989
ABBOTT LABS	5.600% 05/15/2011 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	318
ABU DHABI NATL ENERGY MTN 144A	5.620% 10/25/2012 DD 10/25/07	CORPORATE DEBT INSTRUMENTS	1,528
ACESS GROUP DEL 08-1 CL A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,262
ACHMEA HYPOTHEEKBANK NV 144A	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	1,697
ACHMEA HYPOTHEEKBANK NV 144A	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	1,986
ADJUSTABLE RATE 04-5 CL 2A1	VAR RT 04/25/2035 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	26
AEGON N V SR NT	4.750% 06/01/2013 DD 05/20/03	CORPORATE DEBT INSTRUMENTS	503
AEP TEX CENT TRANS 06-A CL A4	5.170% 01/01/2018 DD 10/11/06	CORPORATE DEBT INSTRUMENTS	1,339
ALLYA 2009-A A2	1.320% 06/15/2011 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	1,989
ALTRIA GROUP INC NT	9.700% 11/10/2018 DD 11/10/08	CORPORATE DEBT INSTRUMENTS	773
AMERICAN EXPRESS 08-2 CL A	4.020% 01/18/2011 DD 08/07/08	CORPORATE DEBT INSTRUMENTS	1,878
AMERICAN EXPRESS BK FSB MEDIUM	5.500% 04/16/2013 DD 04/16/08	CORPORATE DEBT INSTRUMENTS	3,731
AMERICAN EXPRESS CO NT	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	881
AMERICAN EXPRESS CR CORP MTN	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	859
AMERICAN EXPRESS TRAVEL 144A	5.250% 11/21/2011 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	944
AMERICAN HOME MTG 2005-1 CL 6A	VAR RT 06/25/2045 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	246
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	3,286
AMERICAN INTL GROUP INC MTN	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	162
AMERICAN INTL GROUP INC NT	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	501
AMERICAN INTL GRP MTN #TR00028	VAR RT 10/18/2011 DD 10/18/06	CORPORATE DEBT INSTRUMENTS	1,447
ANGLO AMERN CAP PLC SR NT 144A	9.375% 04/08/2014 DD 04/08/09	CORPORATE DEBT INSTRUMENTS	288
ANHEUSER-BUSCH INBEV WOR	4.125% 01/15/2015 DD 10/16/09	CORPORATE DEBT INSTRUMENTS	1,371
ANHEUSER-BUSCH INBEV WOR	4.125% 01/15/2015 DD 10/16/09	CORPORATE DEBT INSTRUMENTS	1,701
ANZ CAP TR I TR SECS 144A	4.484% 01/29/2049 DD 11/26/03	CORPORATE DEBT INSTRUMENTS	1,250
ANZ NATL INTL LTD MTN 144A	6.200% 07/19/2013 DD 07/16/08	CORPORATE DEBT INSTRUMENTS	684
AOL TIME WARNER INC NT	6.750% 04/15/2011 DD 04/19/01	CORPORATE DEBT INSTRUMENTS	223
AOL TIME WARNER INC NT	6.875% 05/01/2012 DD 04/08/02	CORPORATE DEBT INSTRUMENTS	493
APACHE CORP NT	6.000% 09/15/2013 DD 10/01/08	CORPORATE DEBT INSTRUMENTS	1,273
APPALACHIAN PWR CO SR NT SER O	5.650% 08/15/2012 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	856
ARCELORMITTAL SA LUXEMBOURG NT	5.375% 06/01/2013 DD 05/27/08	CORPORATE DEBT INSTRUMENTS	1,477
ARIZONA PUB SVC CO NT	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	728
AT & T INC GLOBAL NT	4.950% 01/15/2013 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	267
AT & T INC GLOBAL NT	4.950% 01/15/2013 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	1,067
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	859
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	865
AT&T CORP SR NT	STEP 11/15/2011 DD 11/21/01	CORPORATE DEBT INSTRUMENTS	661
AT&T INC GLOBAL NT	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	157
B A T INTL FIN PLC NT 144A	9.500% 11/15/2018 DD 11/21/08	CORPORATE DEBT INSTRUMENTS	381
BANC AMER COML MTG 02 PB2 A4	6.186% 06/11/2035 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	1,215
BANC AMER COML MTG 06 4 A-4	5.634% 07/10/2046 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,405
BANC AMER COML MTG INC 05-6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,455
BANK AMER CORP SR NT	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	384
BANK AMER CORP SR NT	5.375% 09/11/2012 DD 09/11/07	CORPORATE DEBT INSTRUMENTS	1,804
BANK AMER FDG CORP MED TERM	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	5,586
BANK AMER MTG SECS 02 G CTF1A3	VAR RT 07/20/2032 DD 06/01/02	CORPORATE DEBT INSTRUMENTS	17
BANK NEW YORK INC MEDIUM TERM	4.500% 04/01/2013 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	1,130
BANK OF AMERICA CORP	7.625% 06/01/2019 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	405
BANK OF AMERICA CORP	7.375% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,118
BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	1,230
BB&T CORPORATION	3.850% 07/27/2012 DD 07/27/09	CORPORATE DEBT INSTRUMENTS	1,242
BEAR STEARNS ALT 05-4 II 3A2	5.446% 05/25/2035 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	285
BEAR STEARNS ARM 04-1 CL 21A1	VAR RT 04/25/2034 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	48
BEAR STEARNS ARM 04-5 IIA	VAR RT 07/25/2034 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	635
BEAR STEARNS ARM TR 02-11 IA2	VAR RT 01/25/2033 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	12
BEAR STEARNS ARM TR 2005-5 A2	VAR RT 08/25/2035 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	1,074
BEAR STEARNS COML 04-PWR6	4.825% 11/11/2041 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	439
BEAR STEARNS COS INC GLOBAL NT	5.500% 08/15/2011 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	346
BEAR STEARNS COS INC MTN	6.950% 08/10/2012 DD 08/10/07	CORPORATE DEBT INSTRUMENTS	939
BEAR STEARNS COS INC MTN	6.950% 08/10/2012 DD 08/10/07	CORPORATE DEBT INSTRUMENTS	1,117
BEAR STEARNS COS INC SR GLOBAL	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	316
BEAR STEARNS COS INC SR GLOBAL	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	1,119
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	CORPORATE DEBT INSTRUMENTS	818
BEAR STEARNS COS INC SR NT	5.350% 02/01/2012 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	956
BERKSHIRE HATHAWAY FIN CORP	4.600% 05/15/2013 DD 11/15/08	CORPORATE DEBT INSTRUMENTS	1,584
BNP PARIBAS	2.125% 12/21/2012 DD 12/21/09	CORPORATE DEBT INSTRUMENTS	796
BNP PARIBAS SUB NT TIER 1 144A	VAR RT 06/29/2049 DD 06/25/07	CORPORATE DEBT INSTRUMENTS	1,104
BOARDWALK PIPELINES INC LP	5.875% 11/15/2016 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	460
BP CAP MKTS P L C GTD NT	3.125% 03/10/2012 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	1,143
CALIFORNIA ST	5.000% 06/01/2037 DD 06/01/07	OTHER INVESTMENTS	90
CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	315
CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	388
CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	872
CALIFORNIA ST	5.000% 11/01/2032 DD 11/01/07	OTHER INVESTMENTS	1,287
CALIFORNIA ST BUILD AMERICA	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	546
CANADIAN NAT RES LTD NT	5.700% 05/15/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	192
CANADIAN NAT RES LTD NT	6.000% 08/15/2016 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	434
CANADIAN NAT RES LTD NT	5.150% 02/01/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	1,277
CANADIAN NATL RY CO NT	4.950% 01/15/2014 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	1,068
CAPITAL ONE FINL CORP SR NT	5.700% 09/15/2011 DD 09/12/06	CORPORATE DEBT INSTRUMENTS	1,576
CARDINAL HEALTH INC NT	5.500% 06/15/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	717
CARRINGTON MTG 06-NC5 CL A1	VAR RT 01/25/2037 DD 12/19/06	CORPORATE DEBT INSTRUMENTS	440
CASH HELD AT MERRILL LYNCH		INTEREST-BEARING CASH	88
CD 2007-CD4 A4	5.322% 12/11/2049 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	75
CDP FINANCIAL 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	1,806
CELLCO PART/VERI WIRELSS	8.500% 11/15/2018 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	558
CELLCO PART/VERI WIRELSS	8.500% 11/15/2018 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	1,054
CENOVUS ENERGY INC 144A	6.750% 11/15/2039 DD 09/18/09	CORPORATE DEBT INSTRUMENTS	251
CENOVUS ENERGY INC 144A	5.700% 10/15/2019 DD 09/18/09	CORPORATE DEBT INSTRUMENTS	548
CENTERPOINT ENERGY HOUSTON LLC	5.700% 03/15/2013 DD 09/15/03	CORPORATE DEBT INSTRUMENTS	1,063
CHAIT 2009-A7 A7	VAR RT 09/17/2012 DD 09/23/09	CORPORATE DEBT INSTRUMENTS	2,673
CHASE MANHATTAN SUB NT	7.875% 06/15/2010 DD 06/09/00	CORPORATE DEBT INSTRUMENTS	567
CHASE MTG FIN SER 07-A1 CL 2A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	976
CHASE MTG FIN SER 07-A1 CL 7A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	491
CHICAGO ILL O HARE INTL ARPT R	5.000% 01/01/2033 DD 12/22/05	OTHER INVESTMENTS	504
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,591
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,591
CIT MTG LN 07 1 CL 2-A1 144A	VAR RT 10/25/2037 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	456
CIT MTG LN 07 1 CL 2-A2 144A	VAR RT 10/25/2037 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	143
CITIBANK NA	1.750% 12/28/2012 DD 10/27/09	U. S. GOVERNMENT SECURITIES	2,161
CITIBANK NA	1.375% 08/10/2011 DD 08/06/09	U. S. GOVERNMENT SECURITIES	6,001
CITIGROUP FUNDING INC	1.875% 11/15/2012 DD 10/06/09	U. S. GOVERNMENT SECURITIES	1,297
CITIGROUP FUNDING INC	2.125% 07/12/2012 DD 06/30/09	U. S. GOVERNMENT SECURITIES	1,310
CITIGROUP FUNDING INC	1.875% 10/22/2012 DD 09/22/09	U. S. GOVERNMENT SECURITIES	1,569
CITIGROUP FUNDING INC	2.250% 12/10/2012 DD 08/06/09	U. S. GOVERNMENT SECURITIES	1,668
CITIGROUP FUNDING INC	1.875% 11/15/2012 DD 10/06/09	U. S. GOVERNMENT SECURITIES	1,860
CITIGROUP FUNDING INC	1.875% 10/22/2012 DD 09/22/09	U. S. GOVERNMENT SECURITIES	3,586
CITIGROUP FUNDING INC	2.250% 12/10/2012 DD 08/06/09	U. S. GOVERNMENT SECURITIES	4,535
CITIGROUP INC	1.875% 05/07/2012 DD 05/07/09	U. S. GOVERNMENT SECURITIES	1,307
CITIGROUP INC	1.375% 05/05/2011 DD 05/05/09	U. S. GOVERNMENT SECURITIES	3,044
CITIGROUP INC FDIC GTD TGLP GT	2.125% 04/30/2012 DD 01/30/09	U. S. GOVERNMENT SECURITIES	910
CITIGROUP INC FDIC GTD TGLP GT	2.125% 04/30/2012 DD 01/30/09	U. S. GOVERNMENT SECURITIES	2,537
CITIGROUP INC GLOBAL NT	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	234
CITIGROUP INC GLOBAL NT	5.300% 10/17/2012 DD 10/17/07	CORPORATE DEBT INSTRUMENTS	286

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
CITIGROUP INC GLOBAL SR NT	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,613
CITIGROUP INC SR NT	5.500% 08/27/2012 DD 08/27/07	CORPORATE DEBT INSTRUMENTS	2,091
CITIGROUP INC SUB NT	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	819
COMCAST CABLE COMMUNS INC NT	6.750% 01/30/2011 DD 01/16/01	CORPORATE DEBT INSTRUMENTS	259
COMCAST CORP NEW GTD NT	5.900% 03/15/2016 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	323
COMCAST CORP NEW NT	5.300% 01/15/2014 DD 05/15/03	CORPORATE DEBT INSTRUMENTS	1,067
COMM 2007-C9 MTG 07-C9 CL A-AB	VAR RT 12/10/2049 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,796
COMMERCIAL MTG ASSET 99-C2 A-2	VAR RT 11/17/2032 DD 10/11/99	CORPORATE DEBT INSTRUMENTS	198
COMMIT TO PUR FHLMC GOLD SFM	6.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	106
COMMIT TO PUR FHLMC GOLD SFM	5.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	2,256
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	6,983
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	(26,168)
COMMIT TO PUR FNMA SF MTG	5.500% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	(12,519)
COMMIT TO PUR FNMA SF MTG	6.000% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	(9,503)
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	(8,209)
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	(6,385)
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	(3,078)
COMMIT TO PUR FNMA SF MTG	6.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	428
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	998
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	1,026
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	1,906
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	3,173
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	5,016
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2025 DD 02/01/10	U. S. GOVERNMENT SECURITIES	6,464
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	8,046
COMMIT TO PUR GNMA II JUMBOS	5.500% 01/20/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	839
COMMIT TO PUR GNMA SF MTG	6.500% 12/15/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	(3,934)
COMMIT TO PUR GNMA SF MTG	5.500% 01/15/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	3,143
COMMIT TO PUR GNMA SF MTG	6.000% 01/15/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	3,170
COMMIT TO PUR GNMA SF MTG	6.500% 12/15/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	3,934
COMMIT TO PUR GNMA SF MTG	6.500% 01/15/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	4,465
COMMONWEALTH BANK AUST 144A	3.750% 10/15/2014 DD 10/15/09	CORPORATE DEBT INSTRUMENTS	1,298
COMMONWEALTH BK MTN 144A	2.400% 01/12/2012 DD 01/15/09	CORPORATE DEBT INSTRUMENTS	308
CONAGRA FOODS INC NT	6.750% 09/15/2011 DD 09/10/01	CORPORATE DEBT INSTRUMENTS	126
CONOCOPHILLIPS GTD NT	4.400% 05/15/2013 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	1,530
COUNTRYWIDE FINL CORP MEDIUM	5.800% 06/07/2012 DD 06/07/07	CORPORATE DEBT INSTRUMENTS	637
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04	CORPORATE DEBT INSTRUMENTS	383
COVIDIEN INTL FIN S A SR NT	5.450% 10/15/2012 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	1,596
COX COMMUNICATIONS INC 144A	8.375% 03/01/2039 DD 02/20/09	CORPORATE DEBT INSTRUMENTS	249
COX COMMUNICATIONS INC NEW NT	5.450% 12/15/2014 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	482
COX COMMUNICATIONS INC NEW NT	4.625% 06/01/2013 DD 05/27/03	CORPORATE DEBT INSTRUMENTS	1,040
CREDIT SUISSE 05-C4 CL A-2	5.017% 08/15/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	1,491
CREDIT SUISSE FB	4.125% 01/15/2010 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	275
CREDIT SUISSE FB 01-CK3 CL A4	6.530% 06/15/2034 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	1,023
CREDIT SUISSE FB 02 CKN2 CL A3	6.133% 04/15/2037 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	926
CREDIT SUISSE FB 02 CKS4 A2	5.183% 11/15/2036 DD 10/01/02	CORPORATE DEBT INSTRUMENTS	1,059
CREDIT SUISSE FB 02 P1 A 144A	VAR RT 03/25/2032 DD 03/01/02	CORPORATE DEBT INSTRUMENTS	84
CREDIT SUISSE FB 03 CPN1 A 2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	603
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,653
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	2,133
CVS CAREMARK CORP SR NT	VAR RT 06/01/2010 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	675
CVS CORP SR NT	5.750% 08/15/2011 DD 08/15/06	CORPORATE DEBT INSTRUMENTS	2,130
CWABS ASSET BKD 07-1 CL 2A1	VAR RT 07/25/2037 DD 02/09/07	CORPORATE DEBT INSTRUMENTS	690
CWMBS INC 2004-HYB6 CL A-2	VAR RT 11/20/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	39
DAIMLERCHRYSLER N A #TR00043	5.750% 09/08/2011 DD 09/08/06	CORPORATE DEBT INSTRUMENTS	788
DAIMLERCHRYSLER N A HLDG CORP	4.875% 06/15/2010 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	1,016
DAIMLERCHRYSLER N A HLDG SR NT	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	27
DANSKE BANK A/S	2.500% 05/10/2012 DD 06/30/09	CORPORATE DEBT INSTRUMENTS	1,424
DCP MIDSTREAM LLC NT 144A	9.750% 03/15/2019 DD 02/24/09	CORPORATE DEBT INSTRUMENTS	560
DEUTSCHE ALT-A 06 OA1 CL A-1	VAR RT 02/25/2047 DD 12/29/06	CORPORATE DEBT INSTRUMENTS	109
DEUTSCHE TELEKOM INTL FIN B V	5.875% 08/20/2013 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	1,245
DIAGEO CAP PLC GTD NT	5.200% 01/30/2013 DD 10/26/07	CORPORATE DEBT INSTRUMENTS	1,071
DOW CHEM CO NT	6.000% 10/01/2012 DD 08/29/02	CORPORATE DEBT INSTRUMENTS	823
DOW CHEMICAL CO	5.900% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	296
DOW CHEMICAL CO	5.900% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	2,149
DOW CHEMICAL COMPANY	7.600% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	882
DPL INC SR NT	6.875% 09/01/2011 DD 08/31/01	CORPORATE DEBT INSTRUMENTS	2,757
DR PEPPER SNAPPLE GROUP	2.350% 12/21/2012 DD 12/21/09	CORPORATE DEBT INSTRUMENTS	561
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	1
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	1,248
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	5,072
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	5,267
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	28,382
DUKE ENERGY CAROLINAS LLC 1ST	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	288
EB CIS ASSET-BACKED SEC INDEX	FUND	COMMON/COLLECTIVE TRUST	1,835
EB CIS CMBS BOND INDEX FUND	FUND	COMMON/COLLECTIVE TRUST	16,278
EB CIS INT GOV/CR BOND INDEX	FUND	COMMON/COLLECTIVE TRUST	252,936
EB CIS MORTGAGE-BACKED SEC	INDEX FUND	COMMON/COLLECTIVE TRUST	187,072
EDP FIN B V AMSTERDAM NT 144A	5.375% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	512
EKSPORTFINANA A S USD GBL NT	5.500% 05/25/2016 DD 05/25/06	CORPORATE DEBT INSTRUMENTS	889
EKSPORTFINANS A S A MEDIUM	5.500% 06/26/2017 DD 06/26/07	CORPORATE DEBT INSTRUMENTS	238
EL PASO ENERGY MTN #TR 00004	7.800% 08/01/2031 DD 07/30/01	CORPORATE DEBT INSTRUMENTS	941
ENBRIDGE ENERGY PARTNERS LP NT	5.875% 12/15/2016 DD 12/21/06	CORPORATE DEBT INSTRUMENTS	416
ENCANA HLDGS FIN CORP NT	5.800% 05/01/2014 DD 05/13/04	CORPORATE DEBT INSTRUMENTS	49
ENDURANCE SPECIALTY HLDGS LTD	6.150% 10/15/2015 DD 10/17/05	CORPORATE DEBT INSTRUMENTS	287
ENEL FINANCE INTL SA 144A	5.125% 10/07/2019 DD 10/07/09	CORPORATE DEBT INSTRUMENTS	704
ENERGY TRANSFER PARTNERS LP	5.650% 08/01/2012 DD 02/01/06	CORPORATE DEBT INSTRUMENTS	266
ENERGY TRANSFER PARTNERS LP SR	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	556
ENTERGY ARK INC 1ST MTG BD	5.400% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,185
EXPORT IMPORT BK KOREA NT	5.500% 10/17/2012 DD 10/17/07	OTHER INVESTMENTS	1,702
FARMER MAC GTD NTS TR 2006 2	5.500% 07/15/2011 DD 07/20/06	U. S. GOVERNMENT SECURITIES	845
FARMER MAC GTD P/T AS-1008 1	VAR RT 01/25/2012 DD 03/01/97	U. S. GOVERNMENT SECURITIES	931
FEDERAL AGRIC MTG CORP	VAR RT 04/25/2011	U. S. GOVERNMENT SECURITIES	235
FEDERAL FARM CR BKS CONS BD	4.500% 08/08/2011 DD 09/08/05	U. S. GOVERNMENT SECURITIES	2,636
FEDERAL FARM CR BKS CONS BDS	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	532
FEDERAL HOME LN BK CHICAGO SUB	5.625% 06/13/2016 DD 06/13/06	U. S. GOVERNMENT SECURITIES	1,195
FEDERAL HOME LN BK CONS BD	5.500% 08/13/2014 DD 06/22/07	U. S. GOVERNMENT SECURITIES	1,571
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,700
FEDERAL HOME LN BK CONS BD	2.750% 06/18/2010 DD 04/18/08	U. S. GOVERNMENT SECURITIES	18,208
FEDERAL HOME LN BK CONS BD	3.625% 05/29/2013 DD 04/18/08	U. S. GOVERNMENT SECURITIES	18,353
FEDERAL HOME LN BKS CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	1,626
FEDERAL HOME LN BKS CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	2,666
FEDERAL HOME LN BKS CONS BD	5.310% 12/28/2012 DD 12/28/05	U. S. GOVERNMENT SECURITIES	4,388
FEDERAL HOME LN BKS CONS BD	3.375% 06/24/2011 DD 05/27/08	U. S. GOVERNMENT SECURITIES	7,232
FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	12,992
FEDERAL HOME LN MTG CORP REF	5.500% 08/23/2017 DD 07/23/07	U. S. GOVERNMENT SECURITIES	3,326
FEDERAL HOME LN MTG CORP REF	4.125% 09/27/2013 DD 08/20/08	U. S. GOVERNMENT SECURITIES	10,656
FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	1,914
FEDERAL NATL MTG ASSN	2.500% 05/15/2014 DD 05/15/09	U. S. GOVERNMENT SECURITIES	2,770
FEDERAL NATL MTG ASSN	2.625% 11/20/2014 DD 10/26/09	U. S. GOVERNMENT SECURITIES	4,465
FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	5,267
FEDERAL NATL MTG ASSN	3.375% 05/19/2011 DD 05/19/08	U. S. GOVERNMENT SECURITIES	8,075
FEDERAL NATL MTG ASSN DEBS	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	7,584
FEDERAL NATL MTG ASSN DISCOUNT	MAT 01/19/2010	U. S. GOVERNMENT SECURITIES	5,200
FEDERAL NATL MTG ASSN MTN	2.750% 02/05/2014 DD 02/05/09	U. S. GOVERNMENT SECURITIES	2,376
FEDERAL NATL MTG ASSN MTN	2.875% 12/11/2013 DD 12/11/08	U. S. GOVERNMENT SECURITIES	2,448
FEDERAL NATL MTG ASSN MTN	2.750% 03/13/2014 DD 03/13/09	U. S. GOVERNMENT SECURITIES	6,757

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FEDERAL NATL MTG ASSN MTN	3.625% 08/15/2011 DD 08/15/08	U. S. GOVERNMENT SECURITIES	9,637
FHA GMAC PROJ #56 221-D4	7.430% 11/01/2022 DD 09/01/82	U. S. GOVERNMENT SECURITIES	140
FHA INSD P/T MTG 98TH GMAC	6.919% 09/01/2019 DD 08/01/83	U. S. GOVERNMENT SECURITIES	37
FHA INSD PROJ 16TH REILLY MTG	7.000% 04/10/2027 DD 07/01/98	U. S. GOVERNMENT SECURITIES	30
FHA PROJ 221 CL D4 REILLY	7.430% 05/01/2022	U. S. GOVERNMENT SECURITIES	44
FHA PROJ MTG POOL# 04 REILLY	7.430% 07/01/2022 DD 07/01/82	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #1B-1580	VAR RT 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	393
FHLMC POOL #1H-2524	VAR RT 08/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	884
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	1,212
FHLMC POOL #1K-1233	VAR RT 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	707
FHLMC POOL #78-2935	VAR RT 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	655
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	102
FHLMC POOL #A1-8208	6.000% 03/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	117
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	275
FHLMC POOL #A4-3129	5.500% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A5-8128	5.500% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A5-8972	5.500% 04/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A5-9129	5.500% 04/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A5-9433	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A6-1954	5.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	72
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	49
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A6-9805	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	95
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	77
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	83
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	60
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #A7-6568	5.500% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #A7-7048	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	75
FHLMC POOL #A7-7373	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #A7-7697	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A7-7799	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A7-8132	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A7-8469	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #A7-8470	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	174
FHLMC POOL #A7-8471	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	168
FHLMC POOL #A7-8472	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	133
FHLMC POOL #A7-8488	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	133
FHLMC POOL #A7-8489	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	206
FHLMC POOL #A7-8490	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #A7-8491	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	85
FHLMC POOL #A8-2463	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A8-2918	5.500% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	770
FHLMC POOL #A8-3006	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-5071	5.000% 03/01/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	294
FHLMC POOL #A8-5613	5.500% 04/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A8-5720	5.000% 04/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	672
FHLMC POOL #A8-5766	5.500% 04/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-6141	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A8-6245	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	396
FHLMC POOL #A8-6862	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	691
FHLMC POOL #A8-7059	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	496
FHLMC POOL #A8-7062	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	894
FHLMC POOL #A8-7438	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	201
FHLMC POOL #A8-7443	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	202
FHLMC POOL #A8-7580	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	(205)
FHLMC POOL #A8-7625	5.000% 08/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #A8-7706	5.000% 08/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #A8-8050	5.000% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #A8-8118	5.000% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #A8-8401	5.000% 09/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #A8-8468	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,017
FHLMC POOL #A8-8472	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	992
FHLMC POOL #A8-8473	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	814
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	72
FHLMC POOL #A8-8612	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	204
FHLMC POOL #A8-8976	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	100
FHLMC POOL #A8-9328	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	205
FHLMC POOL #A8-9331	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	200
FHLMC POOL #A8-9332	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	308
FHLMC POOL #A8-9335	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	409
FHLMC POOL #A8-9522	5.000% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	508
FHLMC POOL #A8-9871	5.000% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	415
FHLMC POOL #A9-0582	5.000% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	(6,155)
FHLMC POOL #B1-0170	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #B1-0207	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #B1-0674	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #B1-0746	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #B1-0838	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #B1-1010	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #B1-1446	5.000% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #B1-1801	4.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #B1-2301	4.000% 02/01/2014 DD 02/01/04	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #B1-2730	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	104
FHLMC POOL #B1-2772	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	109
FHLMC POOL #B1-2818	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #B1-2819	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #B1-2883	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	90
FHLMC POOL #B1-2910	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #B1-2911	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #B1-3066	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	342
FHLMC POOL #B1-3343	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #B1-3344	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	63

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FHLMC POOL #B1-3360	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	78
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,973
FHLMC POOL #C0-3410	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	2,034
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	298
FHLMC POOL #C0-3413	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	396
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	198
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	265
FHLMC POOL #D9-4598	6.500% 04/01/2021 DD 04/01/01	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #E0-1281	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #E0-1378	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	74
FHLMC POOL #E0-1448	5.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #E0-1481	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #E0-1490	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	130
FHLMC POOL #E0-1538	5.000% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	551
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #E7-7099	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #E9-1957	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #E9-2098	5.000% 11/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #E9-2224	5.000% 11/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #E9-6247	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #E9-6248	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #E9-6460	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #E9-6988	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #E9-7034	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #E9-7701	5.000% 07/01/2018 DD 07/01/03	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #E9-9765	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E9-9769	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #E9-9770	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	110
FHLMC POOL #G0-3074	5.500% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3640	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #G0-3952	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	218
FHLMC POOL #G0-4183	5.500% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	177
FHLMC POOL #G0-4333	5.000% 04/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	87
FHLMC POOL #G0-4346	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	874
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	508
FHLMC POOL #G0-4781	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	459
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	249
FHLMC POOL #G0-5529	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	368
FHLMC POOL #G0-5626	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	(821)
FHLMC POOL #G0-5661	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,322
FHLMC POOL #G1-0855	6.000% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #G1-1490	5.000% 10/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #G1-1526	4.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #G1-1742	5.000% 07/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	77
FHLMC POOL #G1-2311	5.000% 12/01/2020 DD 08/01/06	U. S. GOVERNMENT SECURITIES	582
FHLMC POOL #G1-8021	5.000% 11/01/2019 DD 11/01/04	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #J1-0382	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #J1-0874	4.500% 09/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #J1-1234	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	146
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	147
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	59
FHLMC POOL #J1-1247	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	70
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #J1-1253	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	149
FHLMC GROUP #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	55
FHLMC GROUP #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	21
FHLMC GROUP #E0-0912	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC GROUP #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	35
FHLMC GROUP #E7-0797	5.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	73
FHLMC GROUP #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	25
FHLMC GROUP #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	44
FHLMC GROUP #G1-0777	9.000% 06/01/2010 DD 01/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC GROUP #G1-0817	6.000% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC MULTICLASS CTFS 2890 KC	4.500% 02/15/2019 DD 11/01/04	U. S. GOVERNMENT SECURITIES	1,534
FHLMC MULTICLASS MTG	6.250% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1,547
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	48
FHLMC MULTICLASS MTG 3063 YB	5.500% 06/15/2026 DD 11/01/05	U. S. GOVERNMENT SECURITIES	1,038
FHLMC MULTICLASS MTG 3284 CA	5.000% 10/15/2021 DD 03/01/07	U. S. GOVERNMENT SECURITIES	1,460
FHLMC MULTICLASS MTG T-61 1A1	VAR RT 07/25/2044 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1,139
FIFTH THIRD BANCORP SR NT	6.250% 05/01/2013 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,030
FINANCE FOR DANISH IND 144A	1.750% 12/06/2012 DD 12/09/09	CORPORATE DEBT INSTRUMENTS	1,771
FIRST HORIZON 04-AR6 CL II-A-1	VAR RT 12/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	25
FIRST REP MTG LN TR 02 FRB1 A	VAR RT 08/15/2032 DD 09/05/02	CORPORATE DEBT INSTRUMENTS	230
FIRST UN NATL BK 01-C2 CL A 2	6.663% 01/12/2043 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	1,659
FIRST UN NATL BK 01-C4 CL A2	6.223% 12/12/2033 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	1,414
FIRSTENERGY SOLUTIONS CO	4.800% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	1,000
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0254546	5.500% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	102
FNMA POOL #0254548	5.500% 12/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	4,394
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0254753	4.000% 05/01/2010 DD 04/01/03	U. S. GOVERNMENT SECURITIES	151
FNMA POOL #0254817	4.000% 06/01/2013 DD 05/01/03	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0254845	4.000% 07/01/2013 DD 06/01/03	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0254863	4.000% 08/01/2013 DD 07/01/03	U. S. GOVERNMENT SECURITIES	78
FNMA POOL #0254909	4.000% 09/01/2013 DD 08/01/03	U. S. GOVERNMENT SECURITIES	153
FNMA POOL #0254918	4.500% 09/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	571
FNMA POOL #0254957	4.000% 10/01/2013 DD 09/01/03	U. S. GOVERNMENT SECURITIES	320
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0255174	VAR RT 03/01/2014 DD 02/01/04	U. S. GOVERNMENT SECURITIES	488
FNMA POOL #0255654	4.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	221
FNMA POOL #0255897	4.500% 10/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	1,438
FNMA POOL #0255934	6.000% 11/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	303
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	145
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	199
FNMA POOL #0257077	5.500% 02/01/2023 DD 01/01/08	U. S. GOVERNMENT SECURITIES	847
FNMA POOL #0303777	7.000% 03/01/2011 DD 02/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0303906	7.000% 05/01/2011 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0313467	5.500% 11/01/2011 DD 03/01/97	U. S. GOVERNMENT SECURITIES	94
FNMA POOL #0340901	6.000% 03/01/2014 DD 03/01/96	U. S. GOVERNMENT SECURITIES	317
FNMA POOL #0357273	5.000% 09/01/2017 DD 09/01/02	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0357327	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	479
FNMA POOL #0357413	5.000% 07/01/2018 DD 07/01/03	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0357478	5.000% 12/01/2018 DD 01/01/04	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0359378	4.500% 05/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0420218	7.000% 03/01/2013 DD 03/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0487505	5.500% 04/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535327	5.500% 06/01/2011 DD 05/01/00	U. S. GOVERNMENT SECURITIES	86
FNMA POOL #0555092	5.000% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0555114	5.500% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	105
FNMA POOL #0555361	4.500% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0555363	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0555417	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0555424	5.500% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	5,085
FNMA POOL #0555531	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	1,631
FNMA POOL #0555549	5.000% 06/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0555880	5.500% 11/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	333
FNMA POOL #0611001	5.500% 11/01/2016 DD 11/01/01	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0626014	5.500% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0652610	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0654650	5.500% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	162
FNMA POOL #0656564	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0669334	5.000% 11/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0672347	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0674595	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0674690	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0674694	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0674715	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0675223	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0675259	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0676688	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0678000	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	1,714
FNMA POOL #0678108	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	358
FNMA POOL #0684444	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0685506	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0686044	VAR RT 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	384
FNMA POOL #0686229	5.000% 02/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0688017	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0694406	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0695844	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	121
FNMA POOL #0695845	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0695904	5.000% 05/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	510
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0695932	5.000% 06/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0698975	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0702857	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	901
FNMA POOL #0703445	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	68
FNMA POOL #0703710	5.000% 02/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0708804	5.000% 06/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0709826	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0720286	5.500% 03/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0724866	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0725050	4.500% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1,458
FNMA POOL #0725277	4.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0725424	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0725425	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	7,214
FNMA POOL #0725519	5.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	540
FNMA POOL #0725773	5.500% 09/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	6,986
FNMA POOL #0725791	5.000% 11/01/2018 DD 08/01/04	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	1,105
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	3,946
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0729214	VAR RT 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	1,119
FNMA POOL #0731380	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	530
FNMA POOL #0734788	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2,285
FNMA POOL #0735141	5.500% 01/01/2035 DD 12/01/04	U. S. GOVERNMENT SECURITIES	4,490
FNMA POOL #0735224	5.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	13,401
FNMA POOL #0735403	5.000% 04/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	4,765
FNMA POOL #0735439	6.000% 09/01/2019 DD 03/01/05	U. S. GOVERNMENT SECURITIES	638
FNMA POOL #0735611	5.500% 03/01/2020 DD 05/01/05	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0735667	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	5,105
FNMA POOL #0735925	5.000% 10/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	6,279
FNMA POOL #0735989	5.500% 02/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	2,232
FNMA POOL #0739410	5.500% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	232
FNMA POOL #0740482	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0745193	5.500% 06/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	538
FNMA POOL #0745238	6.000% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	796
FNMA POOL #0745275	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	5,408
FNMA POOL #0745281	6.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	272
FNMA POOL #0745355	5.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0745412	5.500% 12/01/2035 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1,956
FNMA POOL #0745515	5.000% 05/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	1,010
FNMA POOL #0748840	5.500% 06/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0761461	5.500% 03/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0761496	5.000% 09/01/2019 DD 09/01/04	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0776276	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0777481	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	146
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	173
FNMA POOL #0788275	5.000% 07/01/2019 DD 07/01/04	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0790397	5.000% 08/01/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0791589	VAR RT 10/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	580
FNMA POOL #0796100	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0798084	6.000% 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	173
FNMA POOL #0812185	4.500% 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	233
FNMA POOL #0814474	4.500% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	187
FNMA POOL #0815073	6.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0819359	4.500% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	216
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0826003	6.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	94
FNMA POOL #0826453	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0831284	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0833375	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0833408	4.500% 09/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0835746	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1,280

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0839466	4.500% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	760
FNMA POOL #0841079	4.500% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	741
FNMA POOL #0844181	6.000% 11/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	147
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	308
FNMA POOL #0847027	6.000% 11/01/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0866549	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	971
FNMA POOL #0870697	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	63
FNMA POOL #0878566	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0880926	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0880966	5.500% 09/01/2021 DD 09/01/06	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0880988	5.500% 12/01/2021 DD 12/01/06	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0883075	6.000% 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0885324	6.000% 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	2,285
FNMA POOL #0886749	5.500% 08/01/2021 DD 08/01/06	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0887046	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0888104	5.000% 05/01/2021 DD 12/01/06	U. S. GOVERNMENT SECURITIES	429
FNMA POOL #0888492	VAR RT 05/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	128
FNMA POOL #0888511	VAR RT 12/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	319
FNMA POOL #0888514	VAR RT 03/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1,255
FNMA POOL #0888517	VAR RT 12/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1,046
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	228
FNMA POOL #0889219	6.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	310
FNMA POOL #0889385	6.000% 02/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	498
FNMA POOL #0889641	5.500% 08/01/2037 DD 06/01/08	U. S. GOVERNMENT SECURITIES	8,968
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0889858	5.500% 07/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	200
FNMA POOL #0889970	5.000% 12/01/2036 DD 10/01/08	U. S. GOVERNMENT SECURITIES	7,070
FNMA POOL #0889983	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	156
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	112
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0893282	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0893898	6.000% 10/01/2036 DD 09/01/06	U. S. GOVERNMENT SECURITIES	199
FNMA POOL #0896003	6.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	1,901
FNMA POOL #0899119	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0899250	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	288
FNMA POOL #0899308	5.000% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0899548	5.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0902168	5.500% 11/01/2021 DD 10/01/06	U. S. GOVERNMENT SECURITIES	434
FNMA POOL #0902563	5.500% 11/01/2021 DD 11/01/06	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0902663	6.000% 11/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0902853	5.500% 12/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0907239	6.000% 12/01/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	1,302
FNMA POOL #0911576	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0912488	5.500% 03/01/2022 DD 03/01/07	U. S. GOVERNMENT SECURITIES	340
FNMA POOL #0912671	5.500% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0915127	6.000% 05/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	860
FNMA POOL #0915635	6.000% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	161
FNMA POOL #0918092	5.500% 05/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0918238	5.500% 05/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0918858	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0923817	5.500% 04/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0928062	5.500% 02/01/2037 DD 02/01/07	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0928125	5.500% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0928469	5.500% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0930562	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0930574	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0930637	4.500% 10/01/2019 DD 03/01/09	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0931147	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	102
FNMA POOL #0931154	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0931378	4.500% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0934276	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0935221	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0935541	5.000% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	187
FNMA POOL #0936887	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	211
FNMA POOL #0938039	5.500% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0938394	6.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0939493	5.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0942332	5.500% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0942347	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	6,934
FNMA POOL #0942569	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0942786	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0942950	6.000% 09/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0947458	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	2,482
FNMA POOL #0947644	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	112
FNMA POOL #0948145	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	603
FNMA POOL #0948632	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	2,715
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0952215	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0952802	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	63
FNMA POOL #0953725	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0955778	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	292
FNMA POOL #0959444	6.000% 12/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0960031	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	165
FNMA POOL #0961808	5.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	833
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0962838	5.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	1,389
FNMA POOL #0963271	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	110
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0963607	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0963831	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0963959	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	220
FNMA POOL #0964451	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	94
FNMA POOL #0964930	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0965054	5.500% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0965092	5.500% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0966608	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1,282
FNMA POOL #0969751	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0970581	5.500% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0970610	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0973717	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	1,608

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0974966	5.500% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0975382	5.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0975601	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0976798	5.500% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	448
FNMA POOL #0977014	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0979565	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0981726	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0981909	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0982939	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0983003	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0983130	4.500% 05/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	790
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0983996	5.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	775
FNMA POOL #0984017	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0984031	5.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,279
FNMA POOL #0984317	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0985109	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	130
FNMA POOL #0985146	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0986488	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	117
FNMA POOL #0986760	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0986782	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	89
FNMA POOL #0987032	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0988457	5.500% 10/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	595
FNMA POOL #0988916	5.000% 08/01/2023 DD 08/01/08	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0990644	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0990888	5.500% 09/01/2023 DD 09/01/08	U. S. GOVERNMENT SECURITIES	639
FNMA POOL #0990924	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0992543	5.500% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0992546	5.500% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0992814	5.500% 11/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	741
FNMA POOL #0993050	5.500% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0994690	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0995022	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	4,349
FNMA POOL #0995112	5.500% 07/01/2036 DD 11/01/08	U. S. GOVERNMENT SECURITIES	5,293
FNMA POOL #0995113	5.500% 09/01/2036 DD 11/01/08	U. S. GOVERNMENT SECURITIES	272
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	234
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	170
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0AA0604	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0AA0758	5.500% 03/01/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0AA0784	5.000% 04/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0AA1309	5.500% 11/01/2032 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1,212
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AA1631	5.500% 01/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0AA1651	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0AA3130	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0AA3329	4.000% 05/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	3,994
FNMA POOL #0AA3395	5.500% 03/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	139
FNMA POOL #0AA4106	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0AA5414	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0AA5804	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AA5828	4.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	1,425
FNMA POOL #0AA5840	4.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	953
FNMA POOL #0AA6024	5.000% 05/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AA6061	5.000% 05/01/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0AA6337	4.500% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AA6579	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0AA6580	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0AA6614	4.000% 05/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	783
FNMA POOL #0AA6852	5.000% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0AA6937	5.000% 09/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AA7412	5.000% 06/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0AA7504	4.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	948
FNMA POOL #0AA8034	4.000% 06/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	1,435
FNMA POOL #0AA8222	4.500% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0AA8231	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AA8232	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AA8422	4.500% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0AA8430	4.500% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	68
FNMA POOL #0AA8965	4.500% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0AA8979	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AA9006	4.500% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AA9010	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0AA9011	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AA9132	4.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0AA9133	4.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AA9142	5.000% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0AA9154	4.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AA9186	5.000% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AA9294	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0AA9296	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AA9386	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0AA9391	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0AA9794	5.000% 07/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0AC0719	4.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AC0769	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0AC2141	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0AC2142	5.000% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0AC2861	4.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0AC2890	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AC2953	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	994
FNMA POOL #0AC2982	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	990
FNMA POOL #0AC3032	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	613
FNMA POOL #0AC3128	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0AC3157	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0AC3165	5.000% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0AC3235	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0AC3247	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	394
FNMA POOL #0AC3304	5.000% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	102
FNMA POOL #0AC3311	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AC3316	5.000% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AC3662	5.000% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	585
FNMA POOL #0AC4328	5.000% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0AC4915	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0AC5118	5.000% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	307
FNMA POOL #0AC5400	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	993
FNMA POOL #0AC5462	5.000% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	413

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0AC6141	5.000% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	205
FNMA POOL #0AC6142	5.000% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	205
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	169
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	107
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0AC6614	5.000% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	103
FNMA POOL #0AC6615	5.000% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	103
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	88
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0AC7278	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0AC7279	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0AC7328	4.000% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	3,866
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	208
FNMA POOL #0AD0248	5.500% 11/01/2037 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,995
FNMA POOL #0MA0229	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	993
FNMA GTD REMIC P/T	10.000% 09/25/2016 DD 08/01/01	U. S. GOVERNMENT SECURITIES	58
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	109
FNMA GTD REMIC P/T 04-M1 A PO	4.700% 06/25/2013 DD 05/01/04	U. S. GOVERNMENT SECURITIES	209
FNMA GTD REMIC P/T 07-36 CL AB	5.000% 11/25/2021 DD 03/01/07	U. S. GOVERNMENT SECURITIES	2,007
FNMA GTD REMIC P/T 07-4 DF	VAR RT 02/25/2037 DD 01/25/07	U. S. GOVERNMENT SECURITIES	1,890
FNMA GTD REMIC P/T 08-22 FD	VAR RT 04/25/2048 DD 03/25/08	U. S. GOVERNMENT SECURITIES	1,987
FNMA GTD REMIC P/T 2002-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	37
FNMA GTD REMIC P/T 2002-T6 A1	3.310% 03/25/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	170
FNMA GTD REMIC P/T CTF 99W4 A9	6.250% 02/25/2029	U. S. GOVERNMENT SECURITIES	2,228
FNMA GTD REMIC P/T CTF91-24Z	5.000% 03/25/2021	U. S. GOVERNMENT SECURITIES	130
FNMA GTD REMIC P/T CTF93-19N	5.000% 02/25/2023	U. S. GOVERNMENT SECURITIES	119
FORD CR AUTO OWNER 08 A A-3A	3.960% 04/15/2012 DD 01/23/08	CORPORATE DEBT INSTRUMENTS	1,505
FORD CR AUTO OWNER 2009-A A2B	VAR RT 08/15/2011 DD 03/25/09	CORPORATE DEBT INSTRUMENTS	1,568
FORD CR AUTO OWNER TR 06-A D	7.210% 08/15/2012 DD 02/22/06	CORPORATE DEBT INSTRUMENTS	1,196
FORDO 2009-B A2	2.100% 11/15/2011 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	1,706
FORDO 2009-D A1	0.357% 09/15/2010 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	215
FORTUNE BRANDS INC	3.000% 06/01/2012 DD 11/23/09	CORPORATE DEBT INSTRUMENTS	1,288
FRANCE TELECOM SA NT	VAR RT 03/01/2011 DD 09/01/01	CORPORATE DEBT INSTRUMENTS	723
GCCFC 2006-GG7 A4	VAR RT 07/10/2038 DD 07/01/06	CORPORATE DEBT INSTRUMENTS	1,436
GCCFC 2007-GG9 A4	5.444% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	923
GE CAP COML MTG 02 2 CL A3	5.349% 08/11/2036 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	1,391
GE COML MTG CORP 05-C4 A4	5.333% 11/10/2045 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	1,953
GE COML MTG CORP SER 07 C1 TR	5.417% 12/10/2049 DD 05/01/07	CORPORATE DEBT INSTRUMENTS	1,621
GENERAL ELEC CAP CORP	2.000% 09/28/2012 DD 07/28/09	U. S. GOVERNMENT SECURITIES	3,605
GENERAL ELEC CAP CORP MEDIUM	VAR RT 02/01/2011 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	900
GENERAL ELEC CAP CORP MEDIUM	4.800% 05/01/2013 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	5,226
GENERAL ELEC CAP CORP MTN	1.800% 03/11/2011 DD 03/12/09	U. S. GOVERNMENT SECURITIES	2,710
GENERAL ELEC CAP CORP MTN	2.250% 03/12/2012 DD 03/12/09	U. S. GOVERNMENT SECURITIES	4,753
GENERAL ELEC CAP CORP MTN 0081	6.875% 01/10/2039 DD 01/09/09	CORPORATE DEBT INSTRUMENTS	1,549
GENERAL ELEC CAP MTN #TR 00004	3.000% 12/09/2011 DD 12/09/08	U. S. GOVERNMENT SECURITIES	2,371
GENERAL ELEC CAP MTN #TR00656	VAR RT 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	693
GENERAL ELECTRIC CAP CORP	VAR RT 17-DEC-2013 USD	CORPORATE DEBT INSTRUMENTS	794
GENERAL ELECTRIC CAPITAL CORP	2.625% 12/28/2012 DD 06/18/09	U. S. GOVERNMENT SECURITIES	2,521
GENERAL ELECTRIC CAPITAL CORP	2.625% 12/28/2012 DD 06/18/09	U. S. GOVERNMENT SECURITIES	5,601
GENERAL MLS INC NT	5.250% 08/15/2013 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,100
GLAXOSMITHKLINE CAP INC GTD NT	4.850% 05/15/2013 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	537
GMAC COML MTG 02 C3 CL A2	4.930% 07/10/2039 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	1,449
GMAC COML MTG SEC 02-C1 CL A2	6.278% 11/15/2039 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	2,102
GMAC COML MTG SECS 03-C3 A-3	4.646% 04/10/2040 DD 12/01/03	CORPORATE DEBT INSTRUMENTS	1,223
GMAC LLC	1.750% 10/30/2012 DD 10/30/09	U. S. GOVERNMENT SECURITIES	3,477
GMACM 2004-AR1 12A	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	186
GNMA POOL #0424340	6.500% 05/15/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0487712	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	91
GNMA POOL #0487754	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	134
GNMA POOL #0487763	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	131
GNMA POOL #0487797	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0487798	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	48
GNMA POOL #0513834	6.500% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	219
GNMA POOL #0608945	6.000% 06/15/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	422
GNMA POOL #0619220	6.000% 10/15/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	861
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0631356	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0658325	6.000% 03/15/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0659942	6.000% 11/15/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	167
GNMA POOL #0664387	6.000% 10/15/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	220
GNMA POOL #0667834	6.000% 05/15/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0676974	5.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	505
GNMA POOL #0677322	6.000% 09/15/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	272
GNMA POOL #0697908	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	415
GNMA POOL #0697925	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	1,135
GNMA POOL #0698030	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	690
GNMA POOL #0698197	5.000% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	59
GNMA POOL #0698210	5.000% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	72
GNMA POOL #0698214	5.000% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	158
GNMA POOL #0699113	6.000% 09/15/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	909
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	201
GNMA POOL #0701667	5.500% 02/15/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	168
GNMA POOL #0701668	5.500% 02/15/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0701818	5.000% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	1,011
GNMA POOL #0704433	5.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	272
GNMA POOL #0710915	4.500% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	100
GNMA POOL #0710922	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	411
GNMA POOL #0710923	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	1,028
GNMA POOL #0717087	5.000% 05/15/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	85
GNMA POOL #0720055	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	1,093
GNMA POOL #0720063	5.000% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0720070	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	792
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	890
GNMA POOL #0720235	5.000% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	1,017
GNMA POOL #0723220	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	103
GNMA POOL #0723248	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	103
GNMA POOL #0726381	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	205
GNMA POOL #0726382	5.000% 10/15/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	307
GNMA POOL #0780994	6.000% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0782119	6.000% 08/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	1,899
GNMA POOL #0782515	6.000% 12/15/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	195
GNMA POOL #0782516	6.000% 12/15/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	176
GNMA GTD REMIC P/T 20020-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	83
GNMA GTD REMIC P/T 2002-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	151
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	20
GNMA II POOL #0003123	VAR RT 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0003136	VAR RT 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	16
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	7
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	24
GOLDMAN SACHS GROUP INC	3.625% 08/01/2012 DD 07/22/09	CORPORATE DEBT INSTRUMENTS	458
GOLDMAN SACHS GROUP INC	6.000% 05/01/2014 DD 05/06/09	CORPORATE DEBT INSTRUMENTS	1,252

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
GOLDMAN SACHS GROUP INC FDIC	1.625% 07/15/2011 DD 01/21/09	U. S. GOVERNMENT SECURITIES	893
GOLDMAN SACHS GROUP INC SR	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	106
GOLDMAN SACHS GROUP INC SR NT	5.450% 11/01/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,075
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	2,038
GS MTG SECS CORP 2005-AR6 2A1	VAR RT 09/25/2035 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	485
GSR MTG LN TR 2006 OA1 P/T 2A1	VAR RT 08/25/2046 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	382
GULF SOUTH PIPLINE CO LP 144A	6.300% 08/15/2017 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	260
HALLIBURTON CO SR NT	5.500% 10/15/2010 DD 10/17/03	CORPORATE DEBT INSTRUMENTS	286
HANCOCK JOHN II MTN 00001 144A	7.900% 07/02/2010 DD 06/30/00	CORPORATE DEBT INSTRUMENTS	309
HARVORVIEW MTG LN TR 05-8 1A2A	VAR RT 09/19/2035 DD 07/29/05	CORPORATE DEBT INSTRUMENTS	41
HBOS PLC MTN #SB 00007 144A	VAR RT 11/29/2049 DD 10/30/03	CORPORATE DEBT INSTRUMENTS	405
HEINZ H J FIN CO GTD NT	STEP 03/15/2012	CORPORATE DEBT INSTRUMENTS	751
HEINZ H J FIN CO GTD NT	STEP 07/15/2011 DD 01/15/03	CORPORATE DEBT INSTRUMENTS	864
HEWLETT PACKARD CO GLOBAL NT	4.500% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	2,438
HONDA AUTO REC 07-1 CL A3	5.100% 03/18/2011 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	480
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01	CORPORATE DEBT INSTRUMENTS	2,127
HSBC CAP FDG DLR 2 LP 144A	VAR RT 12/29/2049 DD 06/27/03	CORPORATE DEBT INSTRUMENTS	598
HSBC FIN CORP NT	5.700% 06/01/2011 DD 05/30/06	CORPORATE DEBT INSTRUMENTS	366
HSBC HOME EQTY 07 3 CL A-PT	VAR RT 11/20/2036 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	754
HSBC USA INC GTD NTS	3.125% 12/16/2011 DD 12/16/08	U. S. GOVERNMENT SECURITIES	2,380
IBERDROLA FIN IRELAND	3.800% 09/11/2014 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	794
IBM CORP	2.100% 05/06/2013 DD 11/06/09	CORPORATE DEBT INSTRUMENTS	1,547
IFC SBA LN BACKED 97-1 A 144A	VAR RT 01/15/2024 DD 11/25/97	CORPORATE DEBT INSTRUMENTS	114
ING BK N V NTHE ST CR GTEE	2.625% 02/09/2012 DD 02/09/09	CORPORATE DEBT INSTRUMENTS	2,350
INGERSOLL-RAND GLOBAL HLDG CO	6.000% 08/15/2013 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	1,215
INTERNATIONAL BUSINESS MACHS	VAR RT 07/28/2011 DD 07/28/08	CORPORATE DEBT INSTRUMENTS	2,522
INTERNATIONAL LEASE FIN CORP	4.950% 02/01/2011 DD 01/29/08	CORPORATE DEBT INSTRUMENTS	255
INTERNATIONAL LEASE FIN CORP	6.625% 11/15/2013 DD 05/27/08	CORPORATE DEBT INSTRUMENTS	1,288
INTERNATIONAL LEASE MTN #00577	5.750% 06/15/2011 DD 06/13/06	CORPORATE DEBT INSTRUMENTS	827
IRS P US0003M R 2.605%	2014 DEC 09	OTHER INVESTMENTS	(91)
IRS P US0003M R 1.365%	2011 OCT 21	OTHER INVESTMENTS	64
IRS P US0003M R 2.73% 12/21/21	PUT DEC 11 002.730 ED 12/19/11	OTHER INVESTMENTS	(13)
IRS P US0003M R 3.32% 03/16/20	PUT MAR 10 003.320 ED 03/12/10	OTHER INVESTMENTS	(4)
IRS P US0003M R 4.15% 07/07/20	PUT JUL 10 004.150 ED 07/02/10	OTHER INVESTMENTS	(424)
IRS P US0003M R 4.82% 12/02/24	PUT DEC 14 004.820 ED 12/02/14	OTHER INVESTMENTS	(218)
IRS P US0003M R 4.89% 12/05/24	PUT DEC 14 004.890 ED 12/03/14	OTHER INVESTMENTS	(66)
IRS P US0003M R 4.95% 12/10/24	PUT DEC 24 004.950 ED 12/10/24	OTHER INVESTMENTS	(181)
IRS R US0003M P 2.46%	2014 NOV 23	OTHER INVESTMENTS	73
IRS R US0003M P 2.73% 12/21/21	CALL DEC 11 002.730 ED 121911	OTHER INVESTMENTS	(325)
IRS R US0003M P 3.32% 03/16/20	CALL MAR 10 003.320 ED 3/12/10	OTHER INVESTMENTS	(258)
IRS R US0003M P 3.50%	2019 DEC 07	OTHER INVESTMENTS	162
IRS R US0003M P 4.15% 07/07/20	CALL JUL 10 004.150 ED 7/02/10	OTHER INVESTMENTS	(327)
IRS R US0003M P 4.89% 12/05/24	CALL DEC 14 004.890 ED 120314	OTHER INVESTMENTS	(101)
IRS_P US0003M R 2%	06 JUL 2012	OTHER INVESTMENTS	74
IRS_P US0003M R 3.67% 06/04/20	CALL JUN 10 003.670 ED 6/02/10	OTHER INVESTMENTS	450
IRS_P US0003M R 4.55%	2010 OCT 03	OTHER INVESTMENTS	98
IRS_P US0003M R 5.15%	2010 NOV 07	OTHER INVESTMENTS	424
IRS_R US0003M P 3.67% 06/04/20	PUT JUN 10 003.670 ED 06/02/10	OTHER INVESTMENTS	81
IRS_R US0003M P 4.58%	2019 MAY 6	OTHER INVESTMENTS	(218)
IRS_R US0003M P 4.82% 12/02/24	CALL DEC 14 004.820 ED 120214	OTHER INVESTMENTS	(365)
IRS_R US0003M P 4.95% 12/10/24	CALL DEC 24 004.950 ED 121024	OTHER INVESTMENTS	(124)
J P MORGAN CHASE COML MTG SECS	5.050% 12/12/2034 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	2,184
J P MORGAN MTG 07-A1 CL 1A1	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	506
J P MORGAN MTG 07-A1 CL 5A2	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	499
JAPAN FINANCE CORP	2.000% 06/24/2011 DD 06/24/09	CORPORATE DEBT INSTRUMENTS	1,139
JOHN DEERE CAP CORP MTN	4.500% 04/03/2013 DD 04/03/08	CORPORATE DEBT INSTRUMENTS	1,207
JP MORGAN CHASE BK N A NEW	6.000% 07/05/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	583
JP MORGAN CHASE NK NA NEW YORK	6.000% 10/01/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	803
JPMORGAN CHASE & CO	3.700% 01/20/2015 DD 09/18/09	CORPORATE DEBT INSTRUMENTS	928
JPMORGAN CHASE & CO FDIC NT	2.200% 06/15/2012 DD 02/23/09	U. S. GOVERNMENT SECURITIES	2,053
JPMORGAN CHASE & CO NT	5.375% 10/01/2012 DD 10/01/07	CORPORATE DEBT INSTRUMENTS	1,082
JPMORGAN CHASE & CO NT	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,219
JPMORGAN CHASE & CO SR NT	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	1,102
JPMORGAN CHASE BK N A NY	VAR RT 006/13/2016 DD 06/13/06	CORPORATE DEBT INSTRUMENTS	1,459
KERN RIV FDG CORP SR NT 144A	4.893% 04/30/2018 DD 05/01/03	CORPORATE DEBT INSTRUMENTS	202
KEYCORP MEDIUM TERM SR NTS	6.500% 05/14/2013 DD 05/14/08	CORPORATE DEBT INSTRUMENTS	1,032
KFW	2.750% 10/21/2014 DD 10/21/09	CORPORATE DEBT INSTRUMENTS	1,829
KING CNTY WASH	4.750% 01/01/2034 DD 02/12/08	OTHER INVESTMENTS	409
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	332
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	1,823
KRAFT FOODS INC NT	6.500% 08/11/2017 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	380
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	473
KREDITANSTALT FUR WIEDERAUFBAU	3.500% 03/10/2014 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	2,518
KROGER CO SR NT	5.000% 04/15/2013 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	846
LANDWIRTSCHAFTLICHE RENTENBANK	4.125% 07/15/2013 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	2,320
LAS VEGAS VY NEV WTR DIST	5.000% 02/01/2034 DD 02/19/08	OTHER INVESTMENTS	404
LB UBS COML 05-C5 CTF A-4	4.954% 09/15/2030 DD 08/11/05	CORPORATE DEBT INSTRUMENTS	969
LB UBS COML MTG 03-C7 A-3	VAR RT 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	1,027
LB UBS COML MTG 2006-C6 A-4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	567
LB UBS COML MTG TR 00-C4 CL A2	7.370% 08/15/2026 DD 09/11/00	CORPORATE DEBT INSTRUMENTS	882
LB UBS COML MTG TR 02 C2 CL A4	5.594% 06/15/2031 DD 06/11/02	CORPORATE DEBT INSTRUMENTS	1,334
LB UBS COML MTG TR 04-C4 A3	VAR RT 06/15/2029 DD 05/11/04	CORPORATE DEBT INSTRUMENTS	1,244
LB UBS COML MTG TR 05-C1 CL A3	4.545% 02/15/2030 DD 01/11/05	CORPORATE DEBT INSTRUMENTS	1,255
LB UBS COML MTG TR 05-C2 A-2	4.821% 04/15/2030 DD 04/11/05	CORPORATE DEBT INSTRUMENTS	1,264
LB UBS COML MTG TR 05-C7 CL A4	5.197% 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	983
LEASEPLAN CORPORATION NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	1,024
LEASEPLAN CORPORATION NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	1,638
LEASEPLAN CORPORATION NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	2,150
LEHMAN BROS HLDGS INC MEDIUM	6.875% 05/02/2018 DD 04/24/08	CORPORATE DEBT INSTRUMENTS	332
LEHMAN BROS HLDGS INC MTN	5.625% 01/24/2013 DD 01/22/08	CORPORATE DEBT INSTRUMENTS	123
LELAND STANFORD JUNIOR UNIVERS	3.625% 05/01/2014 DD 04/29/09	CORPORATE DEBT INSTRUMENTS	540
MALT 2005-2 2A1	6.000% 01/25/2035 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	1,132
MASTR ADJ RATE MTGS 02 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	28
MERRILL LYNCH & CO INC MEDIUM	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	350
MERRILL LYNCH & CO INC MEDIUM	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	474
MERRILL LYNCH & CO INC MEDIUM	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	842
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	210
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	316
MERRILL LYNCH & CO INC SUB NT	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	1,059
MERRILL LYNCH MTG 05-3 CL 5-A	VAR RT 11/25/2035 DD 10/31/05	CORPORATE DEBT INSTRUMENTS	325
MET LIFE GLOB FUNDING I	5.125% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	476
METLIFE INC SR DEBT SECS SER B	7.717% 02/15/2019 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	1,058
METROPOLITAN LIFE GLOBAL 144A	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	291
METROPOLITAN LIFE GLOBAL 144A	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	2,119
METROPOLITAN LIFE TR00014 144A	VAR RT 03/15/2012 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	443
MID ST TR IV ASST BKD NT	8.330% 04/01/2030	CORPORATE DEBT INSTRUMENTS	605
MONUMENTAL GLOBAL FDG 05-C	VAR RT 06/16/2010 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	1,192
MORGAN J P & CO INC SUB NT	6.250% 02/15/2011 DD 02/15/96	CORPORATE DEBT INSTRUMENTS	365
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	477
MORGAN STANLEY	5.625% 09/23/2019 DD 09/23/09	CORPORATE DEBT INSTRUMENTS	484
MORGAN STANLEY	4.200% 11/20/2014 DD 11/20/09	CORPORATE DEBT INSTRUMENTS	490
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	561
MORGAN STANLEY	6.000% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	586
MORGAN STANLEY	6.000% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,048
MORGAN STANLEY 07-IQ14 CL A-4	5.692% 04/15/2049 DD 05/01/07	CORPORATE DEBT INSTRUMENTS	535
MORGAN STANLEY CAP 06-IQ11 A-4	VAR RT 10/15/2042 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,979
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01	CORPORATE DEBT INSTRUMENTS	265

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
MORGAN STANLEY FDIC TLGP GTD	2.250% 03/13/2012 DD 03/13/09	U. S. GOVERNMENT SECURITIES	2,555
MORGAN STANLEY GLOBAL MEDIUM	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,081
MORGAN STANLEY GLOBAL MTN	6.250% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	783
MORGAN STANLEY NT	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	286
MORGAN STANLEY NT	5.050% 01/21/2011 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	1,245
MORGAN STANLEY SR GBL MTN F	VAR RT 01/09/2012 DD 08/09/06	CORPORATE DEBT INSTRUMENTS	2,175
MORGAN STANLEY SR NT	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,065
MORGEN JP COML MTG 00-C10 A2	7.371% 08/15/2032 DD 09/01/00	CORPORATE DEBT INSTRUMENTS	374
MUFG CAP FIN 1 LTD USD	VAR RT 07/29/2049 DD 03/17/06	CORPORATE DEBT INSTRUMENTS	478
NATIONAL AUSTRALIA 144A 00013	VAR RT 02/08/2010 DD 02/08/08	CORPORATE DEBT INSTRUMENTS	1,300
NATIONAL AUSTRALIA BANK 144A	2.350% 11/16/2012 DD 11/16/09	CORPORATE DEBT INSTRUMENTS	1,242
NATIONAL AUSTRALIA BK SER A	8.600% 05/19/2010 DD 05/19/00	CORPORATE DEBT INSTRUMENTS	515
NATIONAL CITY BK CLEVELAND	VAR RT 06/18/2010 DD 04/19/05	CORPORATE DEBT INSTRUMENTS	599
NEW YORK LIFE MTN 144A	5.250% 10/16/2012 DD 10/16/07	CORPORATE DEBT INSTRUMENTS	1,389
NEWS AMER HLDGS INC DEB	8.500% 02/23/2025 DD 02/23/95	CORPORATE DEBT INSTRUMENTS	177
NEWS AMER HLDGS INC SHELF 9	9.500% 07/15/2024 DD 07/15/94	CORPORATE DEBT INSTRUMENTS	155
NISOURCE FIN CORP SR NT	6.150% 03/01/2013 DD 02/19/03	CORPORATE DEBT INSTRUMENTS	303
NISSAN AUTO REC 08-B CL A-2	3.800% 10/15/2010 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	124
ONTARIO (PROVINCE OF)	1.875% 11/19/2012 DD 11/19/09	OTHER INVESTMENTS	2,896
ONTARIO PROVINCE OF	4.100% 06/16/2014 DD 06/16/09	OTHER INVESTMENTS	2,739
ORACLE CORP NT	4.950% 04/15/2013 DD 04/09/08	CORPORATE DEBT INSTRUMENTS	2,039
ORACLE CORP/OZARK HLDG INC NT	5.000% 01/15/2011 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	962
PERTO-CDA SR NT	6.050% 05/15/2018 DD 05/15/08	CORPORATE DEBT INSTRUMENTS	134
PETROBRAS INTL FIN CO	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	1,419
PETROBRAS INTL FIN CO GLOBAL	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	61
PHILIP MORRIS INTL INC NT	5.650% 05/16/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	394
PNC BK A PITTSBURGH PA MEDIUM	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	533
PORT AUTH N Y & N J	5.309% 12/01/2019 DD 07/01/09	OTHER INVESTMENTS	537
PPL ENERGY SUPPLY LLC SR NT	6.300% 07/15/2013 DD 07/21/08	CORPORATE DEBT INSTRUMENTS	797
PRICOA GLOBAL FDG I MTN 144A	5.400% 10/18/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,304
PRINCIPAL LIFE INCOME FUNDINGS	5.300% 12/14/2012 DD 12/14/07	CORPORATE DEBT INSTRUMENTS	848
PRIVATE EXPT FDG CORP SECD NT	5.450% 09/15/2017 DD 08/16/07	CORPORATE DEBT INSTRUMENTS	2,784
PROJECT FDG I ASSET BKD I 144A	VAR RT 01/15/2012 DD 03/05/98	CORPORATE DEBT INSTRUMENTS	6
PRUDENTIAL FINL MTN #TR00022	5.800% 06/15/2012 DD 06/19/07	CORPORATE DEBT INSTRUMENTS	448
PYRAMID INTERMEDIATE MANAGED	MATURING FUND	COMMON/COLLECTIVE TRUST	33,150
PYRAMID SHORT MANAGED MATURING	FUND	COMMON/COLLECTIVE TRUST	43,628
QATAR ST BD 144A	6.550% 04/09/2019 DD 04/09/09	OTHER INVESTMENTS	406
QBE INS GROUP LTD SUB FXD 144A	VAR RT /07/01/2023 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	587
RABOBANK NEDERLAND	4.200% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,294
RABOBANK NEDERLAND	2.650% 08/17/2012 DD 08/17/09	CORPORATE DEBT INSTRUMENTS	2,225
REGIONS BK BIRMINGHAM ALA MTN	3.250% 12/09/2011 DD 12/11/08	U. S. GOVERNMENT SECURITIES	2,387
REGIONS FINANCIAL CORP	7.750% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	888
REILLY MTG ASSOC 67TH FHA INSD	7.430% 12/31/2039 DD 01/01/83	U. S. GOVERNMENT SECURITIES	101
REILLY MTG ASSOC 91ST FHA PROJ	7.430% 07/01/2023 DD 07/01/83	U. S. GOVERNMENT SECURITIES	77
REILLY MTG GRP FHA POOL #64	7.430% 01/25/2024 DD 03/01/84	CORPORATE DEBT INSTRUMENTS	208
REINSURANCE GROUP AMER INC	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	989
ROCHE HLDGS INC	6.000% 03/01/2019 DD 02/25/09	CORPORATE DEBT INSTRUMENTS	687
ROGERS WIRELESS INC SR SECD NT	7.250% 12/15/2012 DD 11/30/04	CORPORATE DEBT INSTRUMENTS	1,127
ROYAL BK OF SCOTLAND PLC	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	988
ROYAL BK OF SCOTLAND PLC	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	1,140
ROYAL BK OF SCOTLAND PLC	VAR RT 04/08/2011 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	2,004
ROYAL BK SCOTLAND GRP PLC 144A	2.625% 05/11/2012 DD 05/12/09	CORPORATE DEBT INSTRUMENTS	304
ROYAL BK SCOTLAND GRP PLC 144A	2.625% 05/11/2012 DD 05/12/09	CORPORATE DEBT INSTRUMENTS	2,840
ROYAL KPN NV NT	8.000% 10/01/2010 DD 10/04/00	CORPORATE DEBT INSTRUMENTS	1,050
SABMILLER PLC NT 144A	5.700% 01/15/2014 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,242
SALOMON BROS MTG 01-C2 CL A 3	6.499% 11/13/2036 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	907
SALOMON BROS MTG VII 94-20 A	VAR RT 08/01/2024	CORPORATE DEBT INSTRUMENTS	14
SANTANDER ISSUANCES S A 144A	VAR RT 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	186
SATOILHYDRO ASA	2.900% 10/15/2014 DD 10/15/09	CORPORATE DEBT INSTRUMENTS	627
SBA GTD PARTN CTFS SBIC 20-10A	8.017% 02/10/2010 DD 02/23/00	U. S. GOVERNMENT SECURITIES	281
SBC COMMUNICATIONS INC GBL NT	5.875% 02/01/2012 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	32
SCOTTISH PWR PLC NT	4.910% 03/15/2010 DD 03/21/05	CORPORATE DEBT INSTRUMENTS	529
SFEF	2.250% 06/11/2012 DD 06/11/09	CORPORATE DEBT INSTRUMENTS	2,416
SFEF	2.875% 09/22/2014 DD 09/22/09	CORPORATE DEBT INSTRUMENTS	3,374
SHELL INTL FIN B V GTD NT	4.000% 03/21/2014 DD 03/23/09	CORPORATE DEBT INSTRUMENTS	1,200
SIEMENS NV 144A	5.750% 10/17/2016 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	647
SIERRA PAC PWR CO GEN & REF	5.450% 09/01/2013 DD 09/02/08	CORPORATE DEBT INSTRUMENTS	1,024
SLM CORP MTN # TR 00104	8.450% 06/15/2018 DD 06/18/08	CORPORATE DEBT INSTRUMENTS	592
SLM STUDENT LN 08-5 CL A-2	VAR RT 10/25/2016 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	2,284
SLM STUDENT LN 08-5 CL A-3	VAR RT 01/25/2018 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	586
SLM STUDENT LN 08-5 CL A-4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,599
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	200
SMALL BUS ADMIN GTD PARTN 97-D	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	443
SMALL BUS ADMIN GTD PARTN 97-H	6.800% 08/01/2017	U. S. GOVERNMENT SECURITIES	178
SMALL BUS ADMIN GTD PARTN CTF	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	730
SMALL BUSINESS ADMIN 97-F	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	78
SOCIETE DE FINANCEMENT 144A	3.375% 05/05/2014 DD 05/05/09	CORPORATE DEBT INSTRUMENTS	306
SOCIETE DE FINANCEMENT 144A	3.375% 05/05/2014 DD 05/05/09	CORPORATE DEBT INSTRUMENTS	2,059
SOCIETE DE FINANCEMENT 144A	3.375% 05/05/2014 DD 05/05/09	CORPORATE DEBT INSTRUMENTS	2,141
SOCIETE DE FINANCEMENT DE L	2.125% 01/30/2012 DD 01/30/09	CORPORATE DEBT INSTRUMENTS	8,709
STATE OF QATAR	4.000% 01/20/2015 DD 11/24/09	OTHER INVESTMENTS	1,504
STATE OF QATAR 144A	4.000% 01/20/2015 DD 11/24/09	OTHER INVESTMENTS	1,489
STATE STREET CORP	4.300% 05/30/2014 DD 05/22/09	CORPORATE DEBT INSTRUMENTS	978
STRUCTURED ADJ RATE 04-12 3-A2	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	21
STRUCTURED ADJ RT 04-16 CL 3A1	VAR RT 11/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	136
STRUCTURED ASSET 0121A CL 1A1	VAR RT 01/25/2032 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	29
STRUCTURED ASSET 03-34A 3A3	VAR RT 11/25/2033 DD 10/01/03	CORPORATE DEBT INSTRUMENTS	227
STRUCTURED ASSET 04-19XS A3A	VAR RT 10/25/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	1,312
STRUCTURED ASSET 04-5 CL 3-A1	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	75
STRUCTURED ASSET 06-BC6 CL A2	VAR RT 01/25/2037 DD 12/25/06	CORPORATE DEBT INSTRUMENTS	349
STRUCTURED ASSET 07-BC1 CL A2	VAR RT 02/25/2037 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	485
STRUCTURED ASSET SECS 03 144A	3.357% 04/25/2031 DD 01/01/03	CORPORATE DEBT INSTRUMENTS	365
STRUCTURED ASSET SECS 04-5 1A	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	65
STRUCTURED ASSET SECS 04-6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	488
SUMITOMO MITSUI BKG CORP 144A	VAR RT 07/29/2049 DD 07/22/05	CORPORATE DEBT INSTRUMENTS	477
SUNCOR ENERGY INC NT	6.100% 06/01/2018 DD 06/06/08	CORPORATE DEBT INSTRUMENTS	585
SVENSKA HANDELSBANKEN AB	2.875% 09/14/2012 DD 09/14/09	CORPORATE DEBT INSTRUMENTS	1,489
SWEDBANK FORENINGSSPARBANK 144	2.800% 02/10/2012 DD 02/10/09	CORPORATE DEBT INSTRUMENTS	5,108
TARGET CORP NT	5.125% 01/15/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	434
TCI COMMUN INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	166
TELE COMMUNICATIONS INC DEB	7.875% 08/01/2013 DD 08/03/93	CORPORATE DEBT INSTRUMENTS	28
TELECOM ITALIA CAP GTD SR NT	6.200% 07/18/2011 DD 07/18/06	CORPORATE DEBT INSTRUMENTS	1,058
TELECOM ITALIA CAP GTD SR NT B	5.250% 11/15/2013 DD 05/15/04	CORPORATE DEBT INSTRUMENTS	463
TELEFONICA EMISIONES S A U SR	6.421% 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	610
TELEFONICA EMISIONES S A U SR	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	1,351
TELEFONICA EUROPE B V US NT	7.750% 09/15/2010 DD 09/21/00	CORPORATE DEBT INSTRUMENTS	68
TENNESSEE VALLEY AUTH 2001 A	5.625% 01/18/2011 DD 01/18/01	U. S. GOVERNMENT SECURITIES	2,104
TENNESSEE VALLEY AUTH GBL 2007	5.500% 07/18/2017 DD 07/18/07	U. S. GOVERNMENT SECURITIES	3,924
TEXAS ST	5.517% 04/01/2039 DD 08/26/09	OTHER INVESTMENTS	561
THOMSON REUTERS CORP GTD NT	6.500% 07/15/2018 DD 06/20/08	CORPORATE DEBT INSTRUMENTS	622
TIAA GLOBAL MKTS MTN 144A	5.125% 10/10/2012 DD 10/10/07	CORPORATE DEBT INSTRUMENTS	1,131
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	294
TIME WARNER CABLE INC NT	5.400% 07/02/2012 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	2,137
TIME WARNER ENTMT CO LP SR DEB	8.375% 03/15/2023 DD 09/15/93	CORPORATE DEBT INSTRUMENTS	296
TOBACCO SETTLEMENT AUTH IOWA	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	745
TRAVELERS COS INC	5.900% 06/02/2019 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	561
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	486

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
U S TREAS BD STRIP PRIN PMT	0.000% 11/15/2027 DD 11/15/97	U. S. GOVERNMENT SECURITIES	557
U S TREASURY BILL	0.000% 03/18/2010 DD 09/17/09	U. S. GOVERNMENT SECURITIES	600
U S TREASURY BILL	0.000% 05/13/2010 DD 11/12/09	U. S. GOVERNMENT SECURITIES	999
U S TREASURY BILL	0.000% 03/11/2010 DD 03/12/09	U. S. GOVERNMENT SECURITIES	1,400
U S TREASURY BILL	0.000% 05/20/2010 DD 11/19/09	U. S. GOVERNMENT SECURITIES	2,398
U S TREASURY BOND	07.500% 11/15/2024 DD 05/15/94	U. S. GOVERNMENT SECURITIES	267
U S TREASURY BOND	4.375% 02/15/2038 DD 02/15/08	U. S. GOVERNMENT SECURITIES	384
U S TREASURY BOND	4.500% 08/15/2039 DD 08/15/09	U. S. GOVERNMENT SECURITIES	489
U S TREASURY BOND	08.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	681
U S TREASURY BOND	06.625% 02/15/2027 DD 02/15/97	U. S. GOVERNMENT SECURITIES	749
U S TREASURY BOND	08.500% 02/15/2020 DD 02/15/90	U. S. GOVERNMENT SECURITIES	831
U S TREASURY BOND	7.125% 02/15/2023 DD 02/15/93	U. S. GOVERNMENT SECURITIES	2,097
U S TREASURY BOND	07.250% 08/15/2022 DD 08/15/92	U. S. GOVERNMENT SECURITIES	2,332
U S TREASURY BOND	07.250% 08/15/2022 DD 08/15/92	U. S. GOVERNMENT SECURITIES	2,682
U S TREASURY BOND	08.750% 08/15/2020 DD 08/15/90	U. S. GOVERNMENT SECURITIES	3,643
U S TREASURY BOND	08.125% 08/15/2019 DD 08/15/89	U. S. GOVERNMENT SECURITIES	4,240
U S TREASURY BOND	4.500% 08/15/2039 DD 08/15/09	U. S. GOVERNMENT SECURITIES	6,099
U S TREASURY BONDS	4.375% 11/15/2039 DD 11/15/09	U. S. GOVERNMENT SECURITIES	818
U S TREASURY NOTE	2.375% 09/30/2014 DD 09/30/09	U. S. GOVERNMENT SECURITIES	694
U S TREASURY NOTE	4.625% 02/29/2012 DD 02/28/07	U. S. GOVERNMENT SECURITIES	1,393
U S TREASURY NOTE	3.000% 08/31/2016 DD 08/31/09	U. S. GOVERNMENT SECURITIES	1,869
U S TREASURY NOTE	3.250% 07/31/2016 DD 07/31/09	U. S. GOVERNMENT SECURITIES	1,903
U S TREASURY NOTE	4.000% 08/15/2018 DD 08/15/08	U. S. GOVERNMENT SECURITIES	1,941
U S TREASURY NOTE	1.000% 09/30/2011 DD 09/30/09	U. S. GOVERNMENT SECURITIES	2,999
U S TREASURY NOTE	3.625% 12/31/2012 DD 12/31/07	U. S. GOVERNMENT SECURITIES	3,912
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	4,078
U S TREASURY NOTE	4.500% 11/15/2010 DD 11/15/05	U. S. GOVERNMENT SECURITIES	6,726
U S TREASURY NOTE	2.375% 09/30/2014 DD 09/30/09	U. S. GOVERNMENT SECURITIES	6,842
U S TREASURY NOTE	2.625% 07/31/2014 DD 07/31/09	U. S. GOVERNMENT SECURITIES	8,342
U S TREASURY NOTE	1.000% 07/31/2011 DD 07/31/09	U. S. GOVERNMENT SECURITIES	8,513
U S TREASURY NOTE	3.125% 04/30/2013 DD 04/30/08	U. S. GOVERNMENT SECURITIES	10,127
U S TREASURY NOTE	3.125% 08/31/2013 DD 08/31/08	U. S. GOVERNMENT SECURITIES	10,371
U S TREASURY NOTE	2.125% 04/30/2010 DD 04/30/08	U. S. GOVERNMENT SECURITIES	11,071
U S TREASURY NOTE	3.250% 12/31/2016 DD 12/31/09	U. S. GOVERNMENT SECURITIES	12,494
U S TREASURY NOTE	2.375% 08/31/2014 DD 08/31/09	U. S. GOVERNMENT SECURITIES	15,982
U S TREASURY NOTE	2.625% 07/31/2014 DD 07/31/09	U. S. GOVERNMENT SECURITIES	17,487
U S TREASURY NOTE	2.625% 05/31/2010 DD 05/31/08	U. S. GOVERNMENT SECURITIES	20,198
U S TREASURY NOTE	2.000% 09/30/2010 DD 09/30/08	U. S. GOVERNMENT SECURITIES	24,791
U S TREASURY NOTES	2.375% 10/31/2014 DD 10/31/09	U. S. GOVERNMENT SECURITIES	1,275
U S TREASURY NOTES	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	2,752
U S TREASURY NOTES	3.125% 10/31/2016 DD 10/31/09	U. S. GOVERNMENT SECURITIES	2,864
U S TREASURY NOTES	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	4,288
U S TREASURY NOTES	2.125% 11/30/2014 DD 11/30/09	U. S. GOVERNMENT SECURITIES	11,877
U S TREASURY NOTES	1.000% 12/31/2011 DD 12/31/09	U. S. GOVERNMENT SECURITIES	23,035
U S TREASURY NOTES	3.375% 11/15/2019 DD 11/15/09	U. S. GOVERNMENT SECURITIES	24,472
UNION PAC CORP NT	5.450% 01/31/2013 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	1,076
UNITEDHEALTH GROUP INC NT	5.250% 03/15/2011 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	725
US 10YR NOTE FUTURE (CBT)	EXP MAR 10	OTHER INVESTMENTS	68
US 10YR NOTE FUTURE MAR 10	CALL MAR 10 121.000 ED 2/19/10	OTHER INVESTMENTS	(3)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 10	OTHER INVESTMENTS	(318)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 10	OTHER INVESTMENTS	286
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 10	OTHER INVESTMENTS	(17)
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 10	OTHER INVESTMENTS	113
US CENTRAL FEDERAL CRED	1.900% 10/19/2012 DD 10/19/09	CORPORATE DEBT INSTRUMENTS	500
US CENTRAL FEDERAL CRED	1.250% 10/19/2011 DD 10/19/09	CORPORATE DEBT INSTRUMENTS	700
US CENTRAL FEDERAL CRED	1.900% 10/19/2012 DD 10/19/09	CORPORATE DEBT INSTRUMENTS	779
US TREAS BD FUTURE (CBT)	EXP MAR 10	OTHER INVESTMENTS	37
US TREAS-CPI INFLAT	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	242
US TREAS-CPI INFLAT	2.500% 07/15/2016 DD 07/15/06	U. S. GOVERNMENT SECURITIES	3,147
VERIZON COMMUNICATIONS INC NT	5.250% 04/15/2013 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	2,425
VERIZON NEW JERSEY DEB SER A	5.875% 01/17/2012 DD 01/22/02	CORPORATE DEBT INSTRUMENTS	810
VODAFONE AIRTOUCH PLC NT	7.750% 02/15/2010 DD 08/15/00	CORPORATE DEBT INSTRUMENTS	504
VODAFONE AIRTOUCH PLC NT	7.750% 02/15/2010 DD 08/15/00	CORPORATE DEBT INSTRUMENTS	675
VODAFONE GROUP PLC	4.150% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	1,260
VODAFONE GROUP PLC NEW NT	5.000% 12/16/2013 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	32
VODAFONE GROUP PLC NEW NT	5.350% 02/27/2012 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	2,134
WACHOVIA BK COML 05-C21 CL A-4	VAR RT 10/17/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	1,991
WACHOVIA BK COML MTG 03-C6 A-4	5.125% 08/15/2035 DD 08/01/03	CORPORATE DEBT INSTRUMENTS	1,066
WACHOVIA BK NATL ASSN MTN	VAR RT 03/15/2016 DD 03/09/06	CORPORATE DEBT INSTRUMENTS	3,589
WACHOVIA CORP GLOBAL MEDIUM	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	531
WACHOVIA CORP GLOBAL MEDIUM	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	1,381
WAL-MART STORES INC NT	4.250% 04/15/2013 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	1,060
WAMU MTG P/T 06-AR12 CL 1-A4	VAR RT 10/25/2036 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	422
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	103
WAMU MTG P/T CTFS 05-AR8 2A1A	VAR RT 07/25/2045 DD 07/15/05	CORPORATE DEBT INSTRUMENTS	198
WAMU MTG P/T SER 07-OA5 CL 1A	VAR RT 06/25/2047 DD 05/01/07	CORPORATE DEBT INSTRUMENTS	303
WEA FIN LLC / WCI FIN LLC 144A	5.400% 10/01/2012 DD 09/28/06	CORPORATE DEBT INSTRUMENTS	133
WEA FINANCE LLC	7.500% 06/02/2014 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	422
WELLPOINT INC NT	5.000% 01/15/2011 DD 01/10/06	CORPORATE DEBT INSTRUMENTS	465
WELLS FARGO & CO FDIC GTD TLGP	3.000% 12/09/2011 DD 12/10/08	U. S. GOVERNMENT SECURITIES	723
WELLS FARGO & CO NEW SR NT	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	1,870
WELLS FARGO & CO NEW SR UNSECD	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	416
WELLS FARGO MTG BKD 04 S A-1	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	493
WEST CORP FED CRED UNION	1.750% 11/02/2012 DD 11/02/09	CORPORATE DEBT INSTRUMENTS	1,692
WESTFIELD CAP CORP LTD 144A	4.375% 11/15/2010 DD 11/02/04	CORPORATE DEBT INSTRUMENTS	231
WESTPAC BANKING CORP	4.875% 11/19/2019 DD 11/19/09	CORPORATE DEBT INSTRUMENTS	1,629
WESTPAC BANKING CORP	1.900% 12/14/2012 DD 12/14/09	CORPORATE DEBT INSTRUMENTS	1,885
WHITE MTNS RE GROUP SR NT 144A	6.375% 03/20/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	516
WISCONSIN ST GEN REV TXB-SER A	4.800% 05/01/2013 DD 12/18/03	OTHER INVESTMENTS	485
XSTRATA FIN CDA LTD GTD 144A	5.500% 11/16/2011 DD 11/15/06	CORPORATE DEBT INSTRUMENTS	1,889
XTO ENERGY INC SR NT	6.500% 12/15/2018 DD 08/07/08	CORPORATE DEBT INSTRUMENTS	571
YALE UNIVERSITY YALUNI	2.900% 10/15/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	1,370
NET RECEIVABLES			15,967
WRAPPER VALUE			4,477

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,748,820

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 28, 2010	By:	/s/ STEPHEN D. MIRANTE

Stephen D. Mirante

Member of the Retirement Committee